Exhibit 10.15

XCHANGE AT BEDFORD

LEASE

between

DIV BEDFORD, LLC, as Landlord

and

KALEIDO BIOSCIENCES, INC., as Tenant

18 Crosby Drive

Bedford, Massachusetts

As of May 15, 2017

List of Exhibits

Exhibit 1.1-1	Premises
Exhibit 1.1-2	Legal Description
Exhibit 1.3	Plan
Exhibit 6.1	Cleaning Specifications
Exhibit 7.4	Rules and Regulations
Exhibit 7.6.1.1	Environmental Questionnaire
Exhibit 8.5	Certain Surrender Obligations
Exhibit 14.1	Form of SNDA
Exhibit 14.4	Form of Estoppel

LEASE

This Lease is made and entered into as of May 15, 2017 by and between DIV BEDFORD, LLC, a Massachusetts limited liability company with its principal place of business at c/o The Davis Companies, 125 High Street, 21st Floor, Boston, Massachusetts 02110 (the “Landlord”) and KALEIDO BIOSCIENCES, INC., a Delaware corporation with its principal place of business at 18 Crosby Drive, Bedford, Massachusetts (the “Tenant”).

ARTICLE 1    GRANT

1.1    Premises. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be performed, hereby leases to Tenant and Tenant accepts from Landlord, the entire first and second floors of the office building known as 18 Crosby Drive, Bedford, Massachusetts (the “Building”), containing approximately 50,000 rentable square feet in area as shown on Exhibit 1.1-1 attached hereto and made a part hereof (the “Premises”). The Premises shall specifically include the loading docks and other loading facilities that are part of or appurtenant to the Building, so long as Tenant is leasing the entire Premises originally leased by Tenant hereunder. The Premises, the Building, the “Common Areas” (defined below) and the land upon which the same are located, which is legally described in Exhibit 1.1-2 (the “Land”), together with all other buildings and improvements thereon and thereunder are collectively referred to as the “Property”. The Property is also known as Xchange at Bedford and currently has an address of 4-18 Crosby Drive, as shown on Exhibit 1.3, attached. The parties agree that the rentable square footage of the Premises set forth above is conclusive and binding, subject to adjustment only in connection with the expansion of the Premises or as set forth in this Lease.

1.2    Common Areas. Landlord hereby grants to Tenant during the term of this Lease, a right to use, in common with the others entitled to such use, the Common Areas as they from time to time exist, subject to the rights, powers and privileges herein reserved to Landlord. The term “Common Areas” as used herein will include all areas and facilities outside the Premises that are provided and designated by Landlord for general non-exclusive use and convenience of Tenant and other tenants at the Property. Common Areas include but are not limited to the fitness center, cafeteria, common hallways, lobbies, stairways and elevators, if any, pedestrian sidewalks, landscaped areas, loading areas, roadways, parking areas, rights of way, walking and jogging paths, if any. Landlord may designate certain Common Areas for the exclusive use of one or more buildings located on the Property. Landlord acknowledges that the Common Areas located within the Building will not serve any other tenants in buildings at the Property so long as Tenant is leasing the entire Premises originally leased by Tenant hereunder.

1.3    Parking. During the Term of this Lease, Tenant shall be entitled to use, at no additional charge (other than to the extent included in Operating Expenses and Taxes), the parking areas at the Property shown on Exhibit 1.3 attached hereto (the “Parking Areas”) in common with other tenants of the Property, but in any event Tenant’s use shall not exceed the ratio of 3.0 spaces per 1,000 rentable square feet of the Premises (up to 150 spaces) on an unreserved, first-come, first-serve basis, except that Tenant shall have the exclusive right to use the area designated as “Tenant’s Visitor Parking Area” on Exhibit 1.3, attached, for parking by Tenant and its visitors. Landlord, at Tenant’s sole cost and expense, will, by the use of signs and markings, designate the spaces within such area as being intended for the use of Tenant’s visitors, but shall not be obligated to police the use of such spaces, which Tenant recognizes are to be operated on a self-parking basis. The Parking Areas shall be available for use twenty-four (24) hours a day, every day of the year during the Term, subject to Force Majeure, casualty, and condemnation, and shall be illuminated when necessary. Further, Landlord shall keep and maintain the Parking Areas in a good and clean condition. Tenant agrees not to overburden the Parking Areas and agrees to cooperate with Landlord and other tenants in the use of the Parking Areas. Subject to Tenant’s rights set forth herein, Landlord may designate parking facilities at the Property for the handicapped, visitors to the Property, and for exclusive use by other tenants. Landlord may install signage or implement a pass or sticker system to control parking use, and may employ valet parking (including by use of off-site premises) to meet the requirements of this Section. To the extent applicable to Tenant’s use of the parking spaces, the provisions of this Lease shall apply, and Landlord may promulgate rules and regulations of general applicability from time to time with respect to such use. Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked in the Parking Areas or to any personal property therein, however caused, and Tenant agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability.

1.4    Generator and Carbon Dioxide Tank. Subject to the provisions of this Section 1.4, Tenant shall have the right to install, maintain, repair, replace and use, at no additional charge, a generator, related connections and a diesel fuel tank or similar fuel storage compartment (collectively, the “Generator”) and a liquid carbon dioxide storage tank of a size and capacity reasonably approved by Landlord (the “CO2 Tank”), each in an area on the Property to be mutually agreed upon by Landlord and Tenant (it being understood and agreed that the Generator may not be installed on the roof of the Building).

Tenant’s use of the Generator and CO2 Tank (collectively, the “Tenant’s Equipment”) shall be upon all of the conditions of the Lease, except as modified below:

(i)    Tenant shall be responsible, at its sole cost and expense, for installing the Tenant’s Equipment. In addition to complying with Section 8.3, below, Tenant shall not install or operate any portion of the Tenant’s Equipment until Tenant shall have obtained Landlord’s prior written approval of Tenant’s plans and specifications therefor, which approval shall not be unreasonably withheld or delayed. Landlord will inform Tenant in writing at the time of its review and approval of such plans and specifications whether Landlord will require the same to be removed by Tenant up on the expiration or earlier termination of the Lease.

(ii)    Landlord shall have no obligation to provide any services to the Tenant’s Equipment, provided Tenant shall have the right to connect Tenant’s Equipment to existing base building utility systems, subject to Landlord’s right to reasonably approve such connections. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 1.4, arrange for all utility services required for the operation of the Tenant’s Equipment.

(iii)    Tenant shall have no right to make any changes, alterations or other improvements to the Tenant’s Equipment without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Tenant shall have the right to maintain and make repairs to the Tenant’s Equipment.

(iv)    Subject to Section 9.6.1, Tenant shall be responsible for the cost of repairing any damage to the Building, Property or the office park caused by the installation, use and removal of the Tenant’s Equipment.

(v)    Except for assignees of Tenant or subtenants of all or a portion of the Premises, no other person, firm or entity (including without limitation, other tenants, licensees or occupants of the office park) shall have the right to connect to the Tenant’s Equipment other than Tenant.

(vi)    To the maximum extent permitted by law, Tenant’s use of the Tenant’s Equipment shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Tenant’s Equipment is damaged for any reason.

(vii)    In addition to the indemnification obligations of Tenant set forth in this Lease including those contained in Section 9.4(a), below, Tenant shall, to the maximum extent permitted by law and except to the extent arising from the negligence or willful misconduct of Landlord or any Landlord Parties (as defined below), indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation or other entity arising from the installation, use or removal of the Tenant’s Equipment.

Tenant shall, at its sole cost and expense, secure the approvals of all governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals for the Tenant’s Equipment, and shall provide Landlord with copies of such approvals and permits prior to commencing any work with respect thereto. In addition, Tenant shall be solely responsible for all costs and expenses in connection with the installation, maintenance, use and removal of the Tenant’s Equipment, except that Tenant will not be obligated to pay Landlord any additional rental for that portion of the Property upon which Tenant’s Equipment is located. In connection therewith, Tenant shall provide Landlord with evidence on an annual basis of the existence of a maintenance contract for the Generator with a service provider reasonably acceptable to Landlord. Tenant shall have access to those portions of the Building and the Property on which the Tenant’s Equipment is located for the purposes of inspecting, repairing, maintaining and replacing the same, subject in all events to Landlord’s reasonable rules and regulations regarding such access (it being understood and agreed, without limiting the generality of the foregoing, that access to the rooftops of the Building is controlled by Landlord).

ARTICLE 2    TERM

2.1    Lease Term.

2.1.1    Commencement Date; Term. Tenant currently occupies a substantial portion of the Premises. The Premises shall be leased to Tenant pursuant to this Lease for a term (the “Term”) to commence on May 15, 2017 (the “Commencement Date). The Term shall end on June 30, 2020 (the “Expiration Date”), unless sooner terminated as herein provided. On or prior to the Commencement Date, Landlord shall deliver to Tenant exclusive possession of that portion of the Premises that Tenant does not currently occupy in the in broom-clean condition, free of all furniture, equipment and other personal property, but otherwise in “as is” condition.

2.1.2    Lease Year Defined. The first “Lease Year” shall begin on the Commencement Date and shall end on the last day of the twelfth (12th) full calendar month following the Commencement Date. Each Lease Year thereafter shall consist of twelve (12) consecutive calendar months following the end of the immediately preceding Lease Year.

2.1.3    Early Vacancy of the Premises. If (A) Tenant delivers a notice to Landlord (an “Early Vacancy Notice”) on or following the date that is two years after the Commencement Date and such Early Vacancy Notice specifies a date (the “Early Vacancy Date”) prior to the Expiration Date that Tenant intends to vacate the entire Premises, and (B) thereafter, (i) Landlord enters into one or more leases of the entire Premises with one or more third parties for a term commencing on or after the Early Vacancy Date and prior to the scheduled Expiration Date (any such lease or leases being satisfactory to Landlord in its sole and absolute discretion), (ii) Tenant contemporaneously enters into an early termination agreement satisfactory to Landlord in its sole and absolute discretion (which agreement, among other things, shall not provide for any early termination payment or fee to Tenant), and (iii) Tenant surrenders the Premises in the condition required by this Lease on the date set forth in the early termination agreement, then Landlord shall treat such date as the Expiration Date for all purposes under this Lease. Nothing in the immediately preceding sentence shall be deemed to obligate Landlord to enter into any such leases described in clause (i), above, the early termination agreement described in clause (ii), above, or shall otherwise create any claim against, or liability of, Landlord arising out of this paragraph, including any claims that Landlord is in default under this Lease. The provisions of this paragraph shall be of no force and effect following any Event of Default.

2.2    Holding Over. In the event that Tenant retains occupancy of the Premises, or any part thereof, after the end of the Term, Tenant’s occupancy of the Premises shall be as a tenant at will terminable at any time by Landlord. Tenant shall pay Landlord rent for such time as Tenant remains in possession of the Premises at the rate equal to the higher of (a) two hundred percent (200%) of the Base Rent payable during the last month of the Term, or (b) one hundred twenty-five percent (125%) of the then market-rate for the Premises, plus all Additional Rent and other sums due under this Lease. In addition, if Tenant’s holdover continues for more than thirty (30) days, Tenant shall pay Landlord for all damages sustained by reason of Tenant’s retention of possession of the Premises after the end of the Term. The provisions hereof do not limit or restrict Landlord’s rights or remedies under this Lease in the event of any holding over by Tenant.

ARTICLE 3    COMPLETION AND OCCUPANCY OF THE PREMISES

3.1    Condition of the Premises. Tenant acknowledges that it is currently in possession of a substantial portion of the Premises. Tenant acknowledges that, except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Property, or with respect to the suitability of the Premises, the Building or the Property for the conduct of Tenant’s business. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is”

as of the Commencement Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except as otherwise expressly provided herein. Tenant’s execution of this Lease and taking of possession of the entire Premises shall conclusively establish that the Premises, the Building and the Property were at such time in satisfactory condition and repair.

ARTICLE 4    RENT AND SECURITY

4.1    Base Rent.

4.1.1    Schedule of Monthly Rent Payments. Beginning with the Commencement Date and continuing throughout the Term, Tenant shall pay to or upon the order of Landlord an annual rental (the “Base Rent”) as set forth below which shall be payable in consecutive monthly installments on or before the first day of each calendar month in advance in the monthly amount set forth below:

Period	Annual Base Rent	Monthly Base Rent	Annual Base Rent per Rentable Square Foot
Commencement	$917,500.00	$76,458.33	$18.35
Date - 12/31/19
1/1/20 - 6/30/20	$967,500.00	$80,625.00	$19.35

4.1.2    Manner of Payment. All payments of rent shall be made without demand, deduction, counterclaim, set-off, discount or abatement (except as otherwise expressly set forth in this Lease) in lawful money of the United States of America. If the Commencement Date should occur on a day other than the first day of a calendar month, or the Expiration Date should occur on a day other than the last day of a calendar month, then the monthly installment of Base Rent for such fractional month shall be prorated upon a daily basis based upon a thirty (30)-day paid month.

4.2    Additional Rent. Tenant shall pay to Landlord all charges and other amounts required under this Lease and the same shall constitute additional rent hereunder (herein called “Additional Rent”), including, without limitation, any sums due resulting from the provisions of Article 5 hereof. All such amounts and charges shall be payable to Landlord in accordance with Section 4.3 hereof. Landlord shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Base Rent. The term “Rent” as used in this Lease shall mean the Base Rent and the Additional Rent.

4.3    Place of Payment. The Base Rent and all other sums payable to Landlord under this Lease shall be paid to Landlord at c/o The Davis Companies, 125 High Street, 21st Floor, Boston, MA 02110, or at such other place as Landlord shall designate in writing by at least thirty (30) days’ prior notice to Tenant from time to time.

4.4    Terms of Payment. Tenant shall pay to Landlord all Base Rent as provided in Section 4.1 above and Tenant shall pay all Additional Rent payable under Article 5 and Article 6 on the terms provided therein. Except as provided in the immediately preceding sentence and as may otherwise be expressly provided by the terms of this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of bills or statements therefor all sums of money payable by Tenant to Landlord in accordance with the terms of this Lease.

4.5    Late Charges. If Tenant shall fail to pay any Rent within five (5) days after the date same is due and payable or if any check received by Landlord from Tenant shall be dishonored, Tenant agrees that Landlord’s actual damages resulting therefrom are difficult to fix or ascertain. As a result, Tenant shall pay to Landlord (a) an administrative fee equal to five percent (5%) per month on the amount due, and (b) interest on the amount due from its due date until paid at the lesser of eighteen percent (18%) per annum or the maximum legal rate that Landlord may charge Tenant. Such charges shall be paid to Landlord together with such unpaid amounts as an administrative fee to compensate Landlord for administrative expenses and its cost of funds.

4.6    Security Deposit.

4.6.1    Letter of Credit Amount. On or before July 24, 2017, Tenant shall deliver to Landlord a security deposit (the “Security Deposit”) in the form of a “Letter of Credit” (as defined below) in the amount of $117,156.33 for the faithful performance of all terms, covenants and conditions of this Lease. Tenant agrees that its failure to deliver the Security Deposit to Landlord as required in the preceding sentence following notice from Landlord and Tenant’s failure to cure within three (3) business days after such notice, shall, at Landlord’s election, be a default under this Lease for which there shall be no further cure.

4.6.2.    Letter of Credit Requirements. Each letter of credit provided to Landlord hereunder as the Security Deposit shall be in the form of an unconditional, irrevocable, standby letter of credit which shall be in full force and effect for the periods required hereby, and shall meet all of the following conditions (a “Letter of Credit”):

(a)    it shall be issued for the benefit of Landlord by an “Eligible Bank” (defined below) approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned;

(b)    it shall be effective on the date of this Lease and have a term of not less than one (1) year following its date of issuance and contain automatic year-to-year renewal provisions subject to the Letter of Credit issuer’s obligation to notify Landlord in writing by certified or registered mail of non-renewal at least thirty (30) days prior to the expiration of the Letter of Credit;

(c)    the expiration date of the Letter of Credit for the final Lease Year of the Term shall be at least sixty (60) days following the Expiration Date of this Lease;

(d)    it shall provide for the amount thereof as set forth in Subsection 4.6.1 to be available to Landlord in multiple drawings conditioned only upon presentation of a sight draft;

(e)    it shall be assignable by Landlord to its successors, assigns and mortgagees and by any successive beneficiaries thereof at no cost to transferor or transferee (Tenant agreeing to pay such charges in connection with any transfer of the Letter of Credit), and shall expressly permit multiple assignments; and

(f)    it shall be in such form as shall be acceptable to Landlord in its reasonable discretion.

An “Eligible Bank” shall mean a commercial or savings bank organized under the laws of the United States or any state thereof or the District of Columbia and having total assets in excess of $1,000,000,000.00 which shall be a financial institution having a rating of not less than BBB or its equivalent by Standard and Poors Corporation and subject to a Thompson Watch Rating of C or better. Landlord hereby acknowledges that Pacific Western Bank or Square One Bank is an Eligible Bank as of the date hereof. Tenant, at its expense, shall cause the issuing bank to provide Landlord’s mortgage lender with a written acknowledgment which evidences its consent to Landlord’s collateral assignment of the proceeds of the Letter of Credit and acknowledgment of the security interest of such mortgage lender therein within ten (10) business days following the request of Landlord or Landlord’s mortgagee therefor.

4.6.3    Substitute Letter of Credit. Tenant shall deliver to Landlord a substitute Letter of Credit that satisfies the requirements for a Letter of Credit stated in this Subsection 4.6.2 for the applicable period not later than ten (10) days following delivery of a non-renewal notice by the Letter of Credit issuer with respect to the Letter of Credit issued to Landlord or thirty (30) days prior to the scheduled expiration of the Letter of Credit, whichever first occurs (such date, the “Re-Delivery Deadline”). If Tenant fails to deliver the substitute Letter of Credit within such ten (10) day period or such thirty (30) period, as applicable, Landlord shall have the right to draw the Letter of Credit and receive the proceeds as a cash Security Deposit. Tenant agrees that, notwithstanding any provision of this Lease to the contrary, its failure to furnish Landlord with the required Security Deposit in the form of a substitute Letter of Credit in compliance with the requirements for the initial Letter of Credit prior to the Re-Delivery Deadline shall not be subject to any rights of notice or cure under this Lease.

4.6.4    Landlord’s Rights Upon Default. Upon the occurrence of any of the Events of Default described in Article 13 hereof, in addition to any other rights or remedies available to Landlord under this Lease, Landlord shall have the right to present the Letter of Credit for payment by the issuing bank and the proceeds thereof shall be due and payable to Landlord in accordance with the terms hereof and the Letter of Credit. Tenant agrees that Landlord may, without waiving any of Landlord’s other rights and remedies under this Lease upon the occurrence of any of the Events of Default, apply the Security Deposit to remedy any failure by Tenant to perform any of the terms, covenants or conditions to be performed by Tenant under this Lease and to compensate Landlord for any damages incurred as a result of any such Event of Default. If Landlord uses any portion of the Security Deposit to cure any Event of Default by Tenant hereunder, Tenant shall forthwith replenish the Security Deposit to the original amount within ten (10) days following written notice from Landlord in the manner directed by Landlord in such notice (which may be in the form of a new or amended Letter of Credit, or in the form of a cash payment). If Tenant fails to restore the full amount of the Security Deposit within such 10 day period, then the amount of such deficiency shall be subject to the charges described in Section 4.5. During any period that Landlord is holding the Security Deposit in the form of cash, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on any such deposit.

4.6.5    Sale of Building. In the event of a sale or other transfer of the Building (or Landlord’s interest therein), Landlord shall transfer the balance of the Security Deposit or credit the same to the new owner or transferee. Upon any such transfer and the written agreement by the successor landlord that it has received the Security Deposit and that it has assumed all of Landlord’s obligations under this Lease, Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and, thereafter, Tenant shall look to the new landlord for the return of such Security Deposit. If no notice of an Event of Default is outstanding for which a cure has not been completed at the end of the Term, Landlord shall, within sixty (60) days after the expiration or earlier termination of the Lease, return the Security Deposit, or so much as has not been applied by Landlord as provided herein, to Tenant.

4.7    Independence of Covenants. Landlord’s and Tenant’s covenants herein are independent and, without limiting the generality of the foregoing, Tenant acknowledges that its covenant to pay Rent hereunder is independent of Landlord’s obligations hereunder, and that, in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Rent due hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord. As such, Tenant’s obligation so to pay Rent under the Lease shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as otherwise expressly provided in the Lease, any casualty or taking, or any failure by Landlord to perform or other occurrence, and Tenant waives all rights now or hereafter existing to terminate, quit or surrender this Lease or the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover Rent, except as otherwise expressly provided in this Lease. Nothing in this paragraph shall be deemed to prevent Tenant from the benefit of its express remedy under Section 6.1 of this Lease or the benefit of the provisions applicable following casualty and condemnation pursuant to Articles 10 and 11 of this Lease, in each case on the terms set forth therein.

ARTICLE 5    ADDITIONAL RENT FOR REAL ESTATE TAXES AND OPERATING EXPENSES

5.1    Definitions. Tenant agrees to pay as Additional Rent, an amount calculated as hereinafter set forth. For purposes of this Article 5, the following definitions shall apply:

“Tax Year”. The fiscal year of the Town of Bedford (July 1 – June 30) or other applicable governmental authority for real estate tax purposes or such other twelve (12)-month period as may be duly adopted in place thereof.

“Taxes”: All taxes, assessments and charges of every kind and nature levied, assessed or imposed at any time by any governmental authority upon or against the Property or any improvements, fixtures and equipment of Landlord used in the operation thereof whether such taxes and assessments are general or special, ordinary or extraordinary, foreseen or unforeseen in respect of each Tax Year falling wholly or partially within the Term. Taxes shall include, without limitation, all general real property taxes and general and special assessments (provided that, with respect to any special assessments or betterments that may be paid in installments, Taxes for such Tax Year shall include only the amount of the installment plus any interest due and payable during such Tax Year), charges, fees or assessments for all governmental services or purported benefits to the Property, service payments in lieu of taxes, all business privilege taxes, and any tax, fee or excise on the act of entering into this Lease or any other lease of space in the Property, or on the use or occupancy of the Property or any part thereof, or on the rent payable under any lease or in connection with the business of renting space under any lease or in connection with the business of renting space in the Property, that are now or hereafter levied or assessed against Landlord by the United States of America, the Commonwealth of Massachusetts, or any political subdivision, public corporation, district or other political or public entity, including legal fees, experts’ and other witnesses’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes. Taxes shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Taxes (including, without limitation, any municipal income tax) and any license fees, tax measured or imposed upon rents, or other tax or charge upon Landlord’s business of leasing the Property, whether or not now customary or in the contemplation of the parties on the date of this Lease. Taxes shall not include: (a) franchise, transfer, gift, excise, capital stock, estate, succession and inheritance taxes, and federal and state income taxes measured by the net income of Landlord from all sources, unless due to a change in the method of taxation such tax is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other Tax that would constitute a Tax as provided above; or (b) penalties or interest for late payment of Taxes except to the extent arising from Tenant’s failure to pay such amounts.

“Expense Year”: Each calendar year, all or any portion of which shall occur during the Term of this Lease.

“Operating Expenses”: All costs and expenses (and taxes, if any, thereon) paid or incurred on behalf of Landlord (whether directly or through independent contractors) in connection with the ownership, management, operation, maintenance and repair of the Property and Common Areas (including any sales or other taxes thereon) during the Term as a first-class office park, including, without limitation:

(a)    supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons to the extent engaged in the operation, maintenance, security, cleaning and repair of the Building and the Common Areas at or below the level of building manager (including the amount of any taxes, social security taxes, unemployment insurance contributions, union benefits) and any on-site employees of Landlord’s property management agent;

(b)    the maintenance, repair and replacement of building systems, including heating, ventilating, air conditioning, plumbing, electrical, mechanical, sewer, fire detection, sprinkler, life safety and security systems, telecommunications facilities, elevators and escalators, exterior windows and doors, tenant directories, emergency generator, and other equipment used in common by, or for the benefit of, occupants of the Building and Common Areas including such repairs and replacements as may be necessary to maintain the same in proper working order and in compliance with all applicable laws and industry performance standards;

(c)    charges of contractors for services and facilities otherwise includable in Operating Expenses, including security, trash removal, cleaning, janitorial, window washing, snow and ice removal, exterior and interior landscaping, the maintenance and repair of the parking facilities, roadways and light poles;

(d)    the cost of utility services for the Building and the Common Areas, including, without limitation, water, sanitary sewer, electricity, gas, fuel oil, steam, chilled water; but excluding electricity supplied to the Premises and billed to Tenant pursuant to Section 5.4 and electricity used by other tenants of the Property within their leased space and billed directly to such tenants;

(e)    the premiums for fire, extended coverage, loss of rents, boiler, machinery, sprinkler, public liability, property damage, earthquake, flood, and other insurance relative to the Property and the operation and maintenance thereof (including the fitness center described below) and unreimbursed costs incurred by Landlord that are subject to commercially reasonable insurance deductibles;

(f)    the operation and maintenance of any areas, facilities and amenities located in Common Areas , including, without limitation, the cost of utilities, repairs and insurance associated with such amenities;

(g)    the amortized cost of capital items incurred with respect to the ownership, operation, maintenance and repair of the Property for maintenance, repairs, and replacements (i.e., capital expenditures of any kind, whether for repairs, replacements or improvements) amortized over the reasonable life of the capital items as determined in the reasonable judgment of Landlord’s accountant in accordance with generally accepted accounting principles together with interest at the greater of nine percent (9%) per annum or Landlord’s borrowing rate for such capital items on the unamortized balance of the cost of the capital item and the installation of capital improvements that are made to the Property by Landlord in order to: (i) reduce (or avoid an increase in) operation or maintenance expenses with respect to the Property, (ii) comply with laws, regulations or orders of any governmental or quasi-governmental authority, agency or department which were enacted or became effective after the date hereof, or (iii) comply with the requirements of Landlord’s insurers that are enacted or became effective after the date hereof;

(h)    office costs of administration; legal and accounting fees and other expenses of maintaining and auditing Property accounting records and preparing Landlord’s Statements;

(i)    a commercially reasonable fee for management services whether rendered by Landlord (or affiliate) or a third-party property manager, it being agreed that 4% of gross revenues from the Property constitutes a commercially reasonable management fee; and

(j)    the cost of operating, cleaning and maintaining the Cafeteria and Fitness Center described in Section 6.6, below, if any (net of revenue, if any, collected from the operation of such cafeteria and fitness center).

In no event shall Landlord be entitled to payment of more than 100% of the Operating Expenses from tenants of the Property in any one Expense Year during the Term.

Notwithstanding anything herein to the contrary, Operating Expenses shall not include: (1) utility expenses that are separately metered for any individual tenant in the Property; (2) any expense for which Landlord is reimbursed by a specific tenant by reason of a special agreement or requirement of the occupancy of the Property by such tenant; (3) expenses for services provided by Landlord for the exclusive benefit of a given tenant or tenants for which Landlord is directly reimbursed by such tenant or tenants; (4) all costs, fees and disbursements relating to activities for the solicitation, negotiation and execution of leases for space in the Property (including but not limited to advertising costs, leasing commissions and attorneys’ fees therefor); (5) the costs of alterations to or payment of allowance for, or the decorating or the redecorating of, space in the Property leased to other tenants; (6) except as stated in subparagraph (h) of the definition of Operating Expenses, the costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, including costs of selling, syndicating, financing or mortgaging any of Landlord’s interest in the Property; (7) rentals payable under any ground or underlying lease, if any; (8) except as stated in subparagraph (g) of the definition of Operating Expenses, depreciation, interest and principal payments on mortgages and other debt costs, if any; (9) repairs or other work required due to fire or other casualty except to the extent of any commercially reasonable deductible; (10) except as set forth in subparagraph (g), costs of capital improvements; (11) payments to affiliates of Landlord, but only to the extent that they exceed market charges (the parties agreeing that a property management fee equal to 4% of gross rents is permissible under this clause (11)); (12) costs of constructing any additional buildings or, except as set forth in subparagraph (g) above, improvements; (13) any increase in the cost of Landlord’s insurance caused by a specific use of another tenant; (14) attorneys’ fees, costs, disbursements, and other expenses incurred in connection with the disputes with tenants; (15) rent for space which is not actually used by Landlord in connection with the management and operation of the Property; (16) all costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its employees, agents, contractors or assigns of the terms and conditions of any lease, or any applicable building code, governmental rule, regulation or law; (17) contingency or replacement reserves; (18) costs incurred in remediation of the Property required as the result of Hazardous Substances therein or thereon; (19) except as permitted in subparagraph (g) above, any capital cost incurred in connection with modifying, removing, upgrading or replacing the Building Systems (as hereinafter defined); (20) costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such item; (21) contributions to charitable or political organizations; (22) Taxes; (23) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds, by other tenants (other than through the payment of Operating Expenses) or from any other source, or for which Landlord would have been reimbursed by insurance which Landlord is required to carry under this Lease (whether or not Landlord does so); (24) costs incurred in connection with the sale, financing or refinancing of the Property or any portion thereof; (25) fines, interest and penalties incurred due to the late payment of Taxes or Operating Expenses except to the extent resulting from Tenant’s failure to timely pay Taxes or Operating Expenses; (26) insurance deductibles in excess of commercially reasonable deductibles; and (27) the amount of a judgment or settlement against Landlord which is not covered by the insurance required to be carried by Landlord under this Lease.

Operating Expenses that are incurred jointly for the benefit of the Building and one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, may be allocated between the Building and the other buildings or properties in accordance with the ratio of their respective rentable areas calculated using a consistent methodology or on any other reasonable basis determined by Landlord. Operating Expenses incurred for the benefit of less than all of the tenants at the Property or in the Building may be allocated among such tenants based on the rentable square footage of their respective premises or on any other reasonable basis determined by Landlord.

“Tenant’s Share”: Tenant’s Share shall be a fraction, the numerator of which shall be the rentable area of the Premises and the denominator of which (i) shall be the rentable area of the Building, with respect to Operating Expenses of and pertaining to the Building, and (ii) the rentable area of the Property, with respect to Operating Expenses of and pertaining to the office park at the Property. On the Commencement Date the Tenant’s Share pertaining to the Property is 10.50% (50,000 RSF/476,207 RSF), and the Tenant’s Share pertaining to the Building is 100% (50,000 RSF/50,000 RSF). The Tenant’s Share shall be recalculated from time to time in the event that there shall be a change in the rentable area of either the Premises, the Building, or the Property. For purposes hereof, Operating Expenses shall be allocated either to the Building or the office park at the Property, but not both (i.e., the provisions of this paragraph shall not operate to enable Landlord to charge Tenant for the same Operating Expense twice).

“Landlord’s Statement”: An instrument containing a computation of any Additional Rent for Operating Expenses or Taxes due pursuant to the provisions of this Article 5.

5.2    Payment of Taxes. Tenant shall pay, as Additional Rent, Tenant’s Share of Taxes payable in respect of any Tax Year falling wholly or partially within the Term (which payment shall be adjusted by proration with respect to any such partial Tax Year). Within thirty (30) days after the issuance by the Town of Bedford or other applicable governmental authority of the final bill for Taxes for each Tax Year, Landlord shall submit to Tenant a copy of such bill, together with Landlord’s Statement and Tenant shall pay the Additional Rent set forth on such Landlord’s Statement (less the amount of estimated payments paid by Tenant on account of prior estimated payments in accordance with this paragraph, if any) as set forth herein. Landlord, at its option, may require Tenant to make monthly payments on account of Tenant’s Share of Taxes. The monthly payments shall be one-twelfth (1/12th) of the amount of Tenant’s Share of Taxes and shall be payable on or before the first day of each month during the Term, in advance, in an amount reasonably estimated by Landlord and billed by Landlord to Tenant; provided, that, Landlord shall have the right initially to determine such monthly estimates and to reasonably revise such estimates from time to time. Notwithstanding the foregoing, any change in the monthly payments required to be made by Tenant under this Section 5.2 shall not be effective until thirty (30) days after receipt by Tenant of notice of such change.

5.3    Payment of Operating Expenses. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of all Operating Expenses in respect of each Expense Year. Tenant shall pay a sum equal to one-twelfth (1/12) of the amount of Tenant’s Share of Operating Expenses for each Expense Year on or before the first day of each month of such Expense Year, in advance, in an amount reasonably estimated by Landlord and billed by Landlord to Tenant; provided, that, Landlord shall have the right initially to determine such monthly estimates and to reasonably revise such estimates from time to time. Notwithstanding the foregoing, any change in the monthly payments required to be made by Tenant under this Section 5.3 shall not be effective until thirty (30) days after receipt by Tenant of notice of such change.

5.4    Payment of Utility Expenses. The Building is separately metered for electrical service, water and sewer service and gas service. Water and sewer service is not billed directly to Tenant, and Tenant pays for its water and sewer service as a part of Tenant’s Share of Operating Expenses. Tenant shall take all steps required by the applicable utility company to provide for direct billing to Tenant for the electricity and gas furnished to the Premises during the Term, including, without limitation, making applications to the applicable utility company in connection with such service and making any deposits as such utility company shall require. Tenant agrees to pay, or cause to be paid, all charges for electricity and gas furnished to the Premises (or by special facilities serving the Premises, if any) during the Term, punctually as and when due. From time to time, if requested by Landlord, Tenant shall provide Landlord with evidence of payment to, and good standing with, such utility companies as Landlord may reasonably require. Tenant covenants and agrees to indemnify, hold harmless and defend Landlord against all liability, cost and damage arising out of or in any way connected to Tenant’s non-payment or late payment of any and all charges and rates and deposits to such utility companies relating to the Premises during the Term.

If at any time during the Term the Building is not separately metered for electricity and payments on account of electricity are made to Landlord, Landlord shall bill Tenant for such usage based on Landlord’s reasonable estimate (taking into account Tenant’s prior usage of electricity) and Tenant’s rate of payment shall increase from time to time based upon the increases in rate charged by the utility company to Landlord. Landlord shall have the right to issue supplemental billing to Tenant from time to time to account for such increases. Any electrical charges payable to Landlord in respect of the Premises shall constitute Additional Rent under this Lease (but shall not be included as an Operating Expense), and shall be due and payable monthly in advance on the first day of each calendar month during the Term. In such event, Landlord shall have the right to charge Tenant an estimated amount, payable as Additional Rent on the first of each month, in advance, together with payments of Base Rent, on account of Tenant’s estimated electricity usage, with an annual reconciliation based on actual meter readings such that Tenant will pay the amount due hereunder.

5.5    Landlord’s Statements.

5.5.1    Delivery of Statements. Landlord will deliver Landlord’s Statements to Tenant during the Term. Landlord shall endeavor, within one hundred twenty (120) days after the expiration of each Expense Year, to prepare and furnish Tenant with Landlord’s Statement showing the Operating Expenses and Taxes incurred during such Expense Year. Landlord’s delay or failure to render Landlord’s Statement with respect to any Expense Year or any Tax Year beyond a date specified herein shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to that or any subsequent Expense Year or subsequent Tax Year. The obligations of Landlord and Tenant under the provisions of this Article with respect to any Additional Rent incurred during the Term shall survive the expiration or any sooner termination of the Term. If Landlord fails to give Tenant a statement of projected Operating Expenses prior to the commencement of any Expense Year, Tenant shall continue to pay Operating Expenses in accordance with the previous statement, until Tenant receives a new statement from Landlord. Landlord’s Statements with respect to Operating Expenses and Taxes shall be conclusive between the parties absent manifest error, subject to the provisions of Section 5.5.2, below.

5.5.2    Tenant Inspection Rights. During the one hundred twenty (120)-day period after receipt of any Landlord’s Statement with respect to Operating Expenses and Taxes (the “Review Period”), Tenant may inspect and audit Landlord’s records relevant to the cost and expense items reflected in such Landlord’s Statement (a “Tenant Audit”) at a reasonable time mutually agreeable to Landlord and Tenant during Landlord’s usual business hours. Each Landlord’s Statement shall be conclusive and binding upon Tenant unless within one hundred eighty (180) days after receipt of such Landlord’s Statement Tenant shall notify Landlord that it disputes the correctness of Landlord’s Statement, specifying the respects in which Landlord’s Statement is claimed to be incorrect. Tenant’s right to conduct any Tenant Audit shall be conditioned upon the following: (a) no Event of Default shall be ongoing at the time that Tenant seeks to conduct the Tenant Audit; (b) in no event shall any Tenant Audit be performed by a firm retained on a “contingency fee” basis; (c) the Tenant Audit shall be concluded no later than sixty (60) days after Landlord first makes its records available to Tenant for inspection and audit; (d) any Tenant Audit shall not unreasonably interfere with the conduct of Landlord’s business; (e) Tenant and its agent conducting the Tenant Audit shall each execute a commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing any Tenant Audit; (f) Tenant’s agent’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and Landlord shall have the right to point out errors or make suggestions with respect to such audit report, and any appropriate comments or clarifications by Landlord which are accepted by Tenant’s agent shall be incorporated into the final audit report, it being the intention of the parties that Landlord’s right to review is intended to prevent errors and avoid the dispute resolution mechanism set forth below and not to unduly influence Tenant’s agent in the preparation of the final audit report; (g) Tenant shall only be able to conduct one (1) Tenant Audit for each Lease Year during the Term; and (h) the Tenant Audit shall be conducted by Tenant at its sole cost and expense unless the results of such Tenant Audit show that Landlord’s Statement overstated the amount of Operating Expenses and Taxes owed by Tenant for the period covered by the Tenant Audit by more than five percent (5%), in which case Landlord shall be responsible for payment of such costs and expenses within thirty (30) days after receipt by Landlord of an invoice therefor. If Tenant makes a timely objection, Tenant shall nonetheless pay the amount shown on the Landlord’s Statement in the manner prescribed in this Lease, without any prejudice to such objection, however, any overpayments identified during any Tenant Audit, if any, shall be applied as a credit against the amount of Additional Rent owed by Tenant immediately following the completion of the Tenant Audit.

5.6    Adjustments. If the actual amount of Tenant’s Share of Operating Expenses for any Expense Year or Tenant’s Share of Taxes for any Tax Year exceeds the estimated amount thereof paid by Tenant for such Expense Year or Tax Year, then Tenant shall pay to Landlord the difference between the estimated amount paid by Tenant and the actual amount of such Additional Rent payable by Tenant. This Additional Rent payment shall be due and payable within thirty (30) days following delivery of Landlord’s Statement. If the total amount of estimated payments made by Tenant in respect of Tenant’s Share of Operating Expenses for any Expense Year or Tenant’s Share of Taxes for any Tax Year shall exceed the actual amount of such Additional Rent payable by Tenant, then such excess amount shall be credited against the monthly installments of Additional Rent due and payable from Tenant to Landlord hereunder until such amount shall have been refunded in full to Tenant after delivery of the applicable Landlord’s Statement. Any excess payments made by Tenant during the Term that have not been so applied and are outstanding at the end of the Term shall be paid to Tenant promptly following delivery of Landlord’s Statement for the final Expense Year and final Tax Year, as applicable. Tenant’s obligations under this Section  5.6 shall survive the expiration or earlier termination of the Term.

ARTICLE 6    SERVICES AND UTILITIES

6.1    Services. Landlord shall provide the following services to the Building and the Common Areas, as applicable (subject to Tenant’s reimbursement and payment obligations therefor in accordance with the operation of Article 5 hereof):

(a)    Janitor services in and about the office and laboratory portions of the Premises in accordance with the cleaning specifications set forth in Exhibit 6.1, Saturdays, Sundays and union and state and federal government holidays (the “Holidays”) excepted. In addition, Landlord shall strip and re-wax the laboratory floors on a semi-annual basis.

(b)    Heat and air-conditioning to the Building as required to maintain comfortable temperature 24 hours per day, 7 days per week; provided, however, Tenant shall be responsible for all utility services and the cost of the same necessary to produce such heat and air-conditioning in accordance with Section 5.4, above, and Tenant shall pay an additional charge for the use of the heating, air conditioning, and ventilation by Tenant for the office portions of the Premises after Normal Business Hours (“Overtime HVAC”) in accordance with Section 6.2, below. The expense charged by Landlord to Tenant for any Overtime HVAC shall be based on Landlord’s actual cost for such service (currently $20.00 per hour), but subject to change from time to time based on Landlord’s actual cost to provide such service.

(c)    Hot running water for lavatory purposes and for laboratory, pilot production and research and development purposes, at the levels existing as of the date hereof, and cold water to the Building for cleaning, fire protection, drinking, lavatory and toilet purposes, and for laboratory, pilot production and research and development purposes, at the levels existing as of the date hereof, drawn through fixtures installed by Landlord or by Tenant with Landlord’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    Maintenance of the Common Areas so that they are clean and free from accumulations of debris, rubbish and garbage and exterior drives, walkways and parking areas free of accumulations of snow and otherwise in good order, condition and repair.

(e)    Access to the Premises and the Common Areas serving the Building twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, except for emergency situations outside of Landlord’s control and subject to Landlord’s Rules and Regulations. Other services shall be available as provided in Section 6.2 hereof.

Landlord shall have the right to select the utility providers (except to the extent that Tenant contracts directly with such providers) and Tenant shall pay all actual costs associated with obtaining the utility service as provided in Article 5 hereof. Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described herein, subject to the conditions and in accordance with the standards set forth herein. Landlord’s failure to furnish any of such services when such failure is caused by accidents, the making of repairs, alterations or improvements, labor difficulties, difficulty in obtaining adequate supply of fuel, electricity, steam, water or other service or supplies from the sources from which they are usually obtained for the Building, or governmental constraints or any other cause beyond Landlord’s reasonable control, shall not result in any liability to Landlord. Tenant shall not be entitled to any abatement or reduction of rent by reason of such failure, no eviction of Tenant shall result from such failure and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall diligently attempt to resume service promptly.

Notwithstanding the foregoing, if there shall be an interruption, curtailment or suspension of any utility or service necessary for the occupancy of the Premises and required to be provided by Landlord pursuant to this Section 6.1 (and no reasonably equivalent alternative service or utility is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of all or a material portion of the Premises (a “Service Interruption”), and if (i) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice from Tenant describing such Service Interruption (the “Service Interruption Notice”), (ii) such Service Interruption is not the result of Force Majeure or any of Tenant’s acts or omissions, and (iii) the restoration of such Service Interruption is in the reasonable control of Landlord, then Tenant shall be entitled to an equitable abatement of Base Rent and Tenant’s Share of Operating Expenses and Taxes, based on the nature and duration of the Service Interruption, the area of the Premises affected, and the then current Base Rent and Tenant’s Share of Operating Expenses and Taxes, for the period that shall begin on the 6th day of such Service Interruption and that shall end on the day such Service Interruption ceases. Notwithstanding anything in this Lease to the contrary, but subject to Article 10 and Article 11 (which shall govern in the event of a casualty or condemnation), the remedies expressly provided in this paragraph shall be Tenant’s sole recourse and remedy in the event of an interruption of Landlord services to the Premises.

6.2    Additional Services. Landlord shall impose reasonable charges and may establish reasonable rules and regulations for the following: (a) following a request therefor by Tenant or following prior notice to Tenant by Landlord, the use of any heating, air-conditioning, ventilation by Tenant for the office portion of the Premises after Normal Business Hours (provided that any such charge for such use shall be in accordance with Section 6.1, above), (b) following a request therefor by Tenant or following prior notice to Tenant by Landlord, the use or consumption of any other building services, supplies or utilities after Normal Business Hours, and any unanticipated, additional costs incurred by Landlord to operate the Building after Normal Business Hours as a result thereof; (c) if Landlord has provided Tenant with prior notice, additional or unusual janitorial services required because of any non-building standard improvements in the Premises, the carelessness of Tenant, or the nature of Tenant’s business; and (d) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord’s normal cleaning of the Premises in accordance with Exhibit 6.1. For the purposes of this Lease, “Normal Business Hours” shall mean the hours of 7:00 a.m. to 7:00 p.m., Monday through Friday (other than Holidays).

6.3    Excessive Current.

6.3.1    Prohibited Activities. Tenant shall comply with the conditions of occupancy and connected electrical load reasonably established by Landlord for the Building. Tenant covenants that at no time shall the use of electrical energy in the Premises exceed the capacity of the existing feeders or wiring installations then serving the Premises.

6.3.2    Landlord’s Right to Survey Usage. Landlord may survey Tenant’s use of services from time to time. If Tenant ceases to lease 100% of the Premises initially leased hereunder, Landlord shall have the right to redistribute electricity in the Building at its sole cost and expense to provide for a minimum level of electrical load to any other tenant’s premises in the Building consistent with first class office use.

6.4    Maintenance of Common Areas. The manner in which the Common Areas are maintained and operated and the expenditures therefor shall be at the sole discretion of Landlord and in accordance with the standards of comparable buildings in the Bedford submarket of the Route 128 North submarket. Landlord reserves the right from time to time to (a) make changes in the shape, size, location and appearance of the land and improvements which constitute the Common Areas, provided that with respect to Common Areas in the Building or solely serving the Building, Landlord shall not materially impair Tenant’s ability to operate its business in or reasonable access to the Premises, except temporary impairments required by said changes; (b) make such improvements, alterations and repairs to the Common Areas as may be required by governmental authorities or by utility companies servicing the Property; (c) construct, maintain and operate lighting and other facilities on all said areas and improvements; (d) grant exclusive parking rights to Property tenants (except in or to the Tenant’s Visitor Parking Area); and (e) to add or remove improvements and facilities to or from the Common Areas (except in or to the Tenant’s Visitor Parking Area). The use of the Common Areas shall be subject to such reasonable regulations and changes therein as Landlord shall make from time to time, including (but not by way of limitation) the right to close from time to time, if necessary, all or any portion of the Common Areas to such extent as may be legally sufficient, in the opinion of Landlord’s counsel, to prevent a dedication thereof or the accrual of rights of any person or of the public therein; provided, however, Landlord shall do so at such times and in such manner as shall minimize any disruption to Tenant to the extent reasonably possible. Notwithstanding anything contained herein, Landlord shall not grant to any non-tenant of the Building any rights with respect to the Building that are effective during the Term.

Landlord further reserves the right to add to the Property and to develop and finance additions and other improvements in the Common Areas of the Property as it may determine in its discretion. This may entail subdivision of the land at the Property (except in or to the Tenant’s Visitor Parking Area), a separate ground lease of a portion of the land at the Property, or creation of a condominium or common interest community in a manner that allows development of any addition or other improvements as an independent project. In the case of the development of any addition or other improvements as an independent project, the same shall be excluded from the term “Property” as used in this Lease. In the event any land is added to the Property, Exhibit 1.1-2 shall be deemed amended accordingly. In the event the Property, as originally defined herein, is subdivided, then the term “Property” shall be deemed to refer only to the parcel or parcels of land on which the Building is located and Exhibit 1.1-2 shall be deemed amended accordingly. In the event the Property is submitted to a condominium regime, the Property shall be deemed to be the condominium unit in which the Building is located and all common areas and facilities of the condominium. This Lease shall be subject and subordinate to any such subdivision, ground lease, or condominium (and covenants and easements granted in connection therewith) so long as the same do not, in any material respect, reduce Landlord’s obligations under this Lease, increase Tenant’s obligations under this Lease, or reduce Tenant’s rights under this Lease. Tenant agrees to enter into any instruments reasonably requested by Landlord in connection with the foregoing so long as the same are not inconsistent with the rights of Tenant under this Lease, including a subordination of this Lease to a ground lease or documents creating a condominium or common interest community at the Property. Tenant agrees not to take any action to oppose any application by Landlord for any permits, consents or approvals from any governmental authorities for any redevelopment or additional development of all or any part of the Property, and will use all commercially reasonable efforts to prevent any of Tenant’s subtenants or assigns, and Tenant’s and their respective officers, directors, employees, agents, contractors and consultants (collectively, “Tenant Responsible Parties”) from doing so. For purposes hereof, action to oppose any such application shall include, without limitation, communications with any governmental authorities requesting that any such application be limited or altered. Also for purposes hereof, commercially reasonable efforts shall include, without limitation, commercially reasonable efforts, upon receiving notice of any such action to oppose any application on the part of any Tenant Responsible Parties, to obtain injunctive relief, and, in the case of a subtenant, exercising remedies against the subtenant under its sublease.

6.5    Access to Premises.

6.5.1    Landlord’s Right of Entry. Landlord shall have the right to enter the Premises without abatement of Rent at all reasonable times upon reasonable prior notice to Tenant (except in emergencies when no advance notice shall be required), (a) to supply any service to be provided by Landlord to Tenant hereunder, (b) to show the Premises to Landlord’s Mortgagee (as hereinafter defined) and to prospective purchasers, mortgagees and tenants, (c) to inspect, alter, improve or repair the Premises and any portion of the Property, and (d) to introduce conduits, risers, pipes and ducts to and through the Premises, provided that in exercising any such right, Landlord will cause all such conduits, risers, pipes and ducts to be placed above dropped ceilings, within walls, or below floors or in closets, to the extent reasonably practicable. In conducting any such activities, Landlord shall use reasonable efforts not to unreasonably interfere with the conduct of Tenant’s business operations in or access to the Premises or Tenant’s Equipment in a manner inconsistent with first-class buildings.

Notwithstanding the foregoing, Tenant may identify certain areas of the Premises not to exceed 15,000 rentable square feet in the aggregate that require limited access and special security measures (“Secure Areas”) by written notice to Landlord from time-to-time. Landlord shall not enter the Secure Areas without being accompanied by a representative of Tenant except in the event of an emergency threatening life or property or to provide services required to be provided to Tenant by Landlord pursuant to this Lease, or otherwise with Tenant’s prior consent.

Landlord shall cause its janitorial vendors cleaning the laboratory and any Landlord personnel entering portions of the Secure Areas that are used for laboratory or pilot production purposes to comply with Tenant’s reasonable and appropriate safety procedures and Tenant shall cooperate with Landlord and such persons to provide the necessary training for such procedures.

6.5.2    Tenant’s Keys. For each of the purposes stated above in this Section 6.5, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes and Secure Areas, and Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises.

6.6    Cafeteria and Fitness Center. The Common Areas may contain a fitness center (the “Fitness Center”) and a cafeteria (the “Cafeteria”) that will be operated and maintained by Landlord (or an operator selected by Landlord). The Cafeteria and Fitness Center, if any, may not be temporarily available from time to time due to construction activities, repairs, maintenance or alterations, or a change in the managing or operating company hired by Landlord, and Landlord reserves the right to change the use of such facilities if the same is uneconomic or insufficiently used by tenants of the Building or Property in which case such facilities shall be subject to discontinuance and removal by Landlord, as determined by Landlord in its sole discretion. Landlord agrees to make the Fitness Center (and its facilities and equipment), if any, available to Tenant’s employees on a direct, non-exclusive basis subject to (a) Landlord’s Rules and Regulations regarding the use thereof; (b) payment of a monthly or other periodic user fee (no such fee being applicable as of the date hereof); and (c) execution of a waiver of liability and indemnity agreement for Landlord’s benefit in form and substance satisfactory to Landlord prior to such person’s use of the Fitness Center. If, at any time, the Fitness Center and/or Cafeteria are located within the Property in an area outside of the Building, Tenant acknowledges and agrees that Tenant’s use of such facilities shall be subject to discontinuance if the Building and Property are no longer owned by the same entity.

ARTICLE 7    CONDUCT OF BUSINESS BY TENANT

7.1    Permitted Use. The Premises shall be used and occupied only for general office, general laboratory, and research and development purposes, together with customary uses accessory thereto including ancillary pilot production and ancillary storage, as permitted per Applicable Laws (collectively, the “Permitted Uses”), but expressly excluding medical, clinical, government and education (as distinguished from training of staff) offices. Tenant shall not use or occupy, or permit the use or occupancy of, the Premises or any part thereof for any use other than the Permitted Uses specifically set forth above or in any illegal manner, or in any manner that, in Landlord’s reasonable judgment, would adversely affect or interfere with any services required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Property, or with the proper and economical rendition of any such service, or with the use and enjoyment of any part of the Property by any other tenant or occupant. In no event shall the Permitted Uses include any governmental, medical, clinical or retail uses. Tenant agrees that it will not exceed the maximum floor bearing capacity for the Premises.

7.2    Tenant’s Personal Property. Tenant shall be responsible for any ad valorem taxes on (a) its personal property (whether owned or leased) and (b) on the value of its leasehold improvements in the Premises (which are in excess of building standard improvements), if and to the extent that the leasehold improvements are assessed in a manner segregating their value from the remainder of the Building by the taxing authorities as reasonably evidenced by Landlord, and such taxes shall be payable by Tenant to Landlord as Additional Rent. Landlord acknowledges that no leasehold improvements in the Premises are currently assessed separately from the remainder of the Building.

7.3    Compliance with Laws.

7.3.1    Tenant’s Compliance Obligations. From and after the Commencement Date and during the Term or such longer period as Tenant remains in possession of the Premises, Tenant, at Tenant’s expense, shall comply promptly with the laws, ordinances, rules, regulations and orders of all governmental authorities in effect from time to time during the Term including, without limitation, the Americans with Disabilities Act (“ADA”), and all applicable federal, state and municipal building, zoning, fire, health, safety and environmental laws (the “Applicable Laws”) that shall impose any duty on Tenant with respect to the Premises or the use, occupancy or operation thereof. Tenant will obtain and maintain in full force and effect any and all licenses and permits necessary for its use of the Premises. Tenant shall make any Alterations in or to the Premises in order to comply with the foregoing, which are necessitated or occasioned, in whole or in part by the use or occupancy or manner of use, occupancy or operation of the Premises by Tenant or any of its officers, employees, agents, contractors, invitees, licensees or subtenants (the “Tenant Parties”). Notwithstanding the foregoing, Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building or any Building Systems unless the same are (x) required by Tenant’s particular use of the Premises (as opposed to office use, generally) or (y) result from any Alterations (as defined below) made by Tenant.

7.3.2    Landlord’s Compliance Obligations. Landlord shall comply with all Applicable Laws in effect from time to time during the Term that shall impose any duty on Landlord with respect to the Common Areas, excluding any matters that are Tenant’s responsibility under this Lease or the responsibility of other tenants of the Property. Notwithstanding anything to the contrary contained herein, from and after the Commencement Date, Tenant shall be responsible for legal compliance, including the requirements of the ADA, with respect to (a) any and all requirements on account of Tenant’s particular use of, or operations in, the Premises (as opposed to office use, generally), and (b) all Alterations designed or constructed by Tenant or its contractors or agents.

7.4    Landlord’s Rules and Regulations. Tenant shall observe and comply with the rules and regulations attached to this Lease as Exhibit 7.4, and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord (the “Rules and Regulations”). Tenant shall not use or permit the use of the Premises in any manner that will create waste or a nuisance, or which shall tend to unreasonably disturb other tenants of the Property. Notwithstanding anything herein to the contrary, no rules or regulations, or modifications or additions thereto, established or promulgated by Landlord under or pursuant to this Section 7.4 or any other provisions of this Lease shall be effective unless and until Landlord notifies Tenant thereof. Notwithstanding anything herein to the contrary, if there is any conflict between any of the Rules and Regulations or any other rules and regulations promulgated or established by Landlord under or pursuant to this Section 7.4 or any other provisions of this Lease and any of the other terms and provisions of this Lease, the other terms and provisions of this Lease shall govern.

7.5    No Liens. Tenant shall keep the Premises and Property free from any liens or encumbrances arising out of any work performed, material furnished or obligations incurred by or for Tenant or any person or entity claiming through or under Tenant. Any claim to, or lien upon, the Premises or the Property arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Premises and the Property. If any mechanics’ or other lien shall be filed against the Premises or the Property purporting to be for services, labor or material furnished or to be furnished at the request of Tenant, then Tenant shall at its expense cause such lien to be discharged of record by payment, bond or otherwise, within ten (10) days after Tenant has notice of the filing thereof.

7.6    Hazardous Substances.

7.6.1    Tenant’s Obligations.

7.6.1.1 Prohibitions. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit 7.6.1.1. Subject to the provisions of the immediately following paragraph, except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire or an updated Environmental Questionnaire provided to Landlord subsequent to the execution hereof in accordance with this Section 7.6, neither Tenant nor Tenant’s subtenants or assigns, or any of their respective employees, contractors and subcontractors of any tier, entities with a contractual relationship with such parties (other than Landlord), or any entity acting as an agent or sub-agent of such parties or any of the foregoing (collectively, “Tenant Parties”) will produce, use, store or generate any “Hazardous Substances”, as that term is defined below, on, under or about the Premises, nor cause or permit Tenant or any person or any entity claiming by, through, or under Tenant to cause any Hazardous Substance to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or “Released”, as that term is defined below, on, in, under or about the Premises or Property. If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Substances is false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Landlord’s prior written consent shall be required for any Hazardous Substances use for the Premises not described on the initial Environmental Questionnaire, such consent not to be unreasonably withheld, conditioned or delayed (but subject to the provisions of the immediately following paragraph).

Notwithstanding the foregoing, Landlord agrees that Tenant may keep, maintain, use and/or store Hazardous Substances in the Premises that are not listed on an Environmental Questionnaire if the same are (i) consistent with use by a first class laboratory in a mixed use office park and reasonably necessary for the conduct of Tenant’s business, and (ii) are otherwise kept, maintained, used and stored in accordance with the provisions of this Lease. If requested by Landlord (not more than once per month) Tenant shall deliver updated MSDS sheets to Landlord with an updated inventory of Hazardous Substances (including approximate amounts) used by Tenant or anyone claiming by, through or under Tenant at the Property if Tenant has, since the date of the last Environmental Questionnaire provided to Landlord, used any such new Hazardous Substances pursuant to the terms of this paragraph.

Tenant shall not install or permit any underground storage tank at the Premises. In addition, Tenant agrees that it: (i) shall not cause or, during the Term or such longer period as Tenant remains in possession of the Premises, suffer to occur, the Release (as defined below) of any Hazardous Substances at, upon, under or within the Premises or the Property; and (ii) shall not engage in activities at the Premises that give rise to, or lead to the imposition of, liability upon Tenant or Landlord or the creation of an environmental lien or use restriction upon the Premises or the Property. For purposes of this Lease, “Hazardous Substances” means all flammable explosives, petroleum and petroleum products, oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may hereafter be determined to be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, or “toxic substances” under any Environmental Laws. The term “Hazardous Substances” for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a “hazardous material” under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment or negatively impact the value of the Premises. For purposes of this Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Substances into the environment.

Notwithstanding anything contained herein to the contrary, in no event shall Tenant or anyone claiming by through or under Tenant perform work at or above the risk category Biosafety Level 3 as established by the Department of Health and Human Services (“DHHS”) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards as Landlord may reasonable designate. Tenant shall comply with all applicable provisions of the standards of the BMBL to the extent applicable to Tenant’s operations in the Premises.

7.6.1.2 Notices to Landlord. Unless Tenant is required by Applicable Laws to give earlier notice to Landlord, Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) Tenant becomes aware of the occurrence of any actual, alleged or threatened Release of any Hazardous Substance in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Substances in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Substances Claims”. Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Substances Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any “Environmental Laws”, as that term is defined below. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Substances Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Property without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Substances Claim. For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Substances, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., M.G.L. c.21C; oil and hazardous materials as defined in M.G.L. c.21E; and any other state or local law counterparts, as amended, as such Applicable Laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published or promulgated.

7.6.1.3 Releases of Hazardous Substances. If there occurs any Release of any Hazardous Substance in, on, under, from or about the Premises during the Term or such longer period as Tenant remains in possession of the Premises in violation of Environmental Laws, or requiring any Clean-Up (as defined below), and such Release is not a Release for which Landlord is responsible as further set forth below, then, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective, remedial and other Cleanup action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 7.6, including, without limitation, Section 7.6.6, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that such Release is remediated to a level allowing unrestricted use of the Premises (i.e., to a level that will allow any future use of the Premises, including residential, without any engineering controls or deed restrictions), all in accordance with the provisions and requirements of this Section 7.6. Landlord may, as required by any and all Environmental Laws, report the Release of any Hazardous Substance to the appropriate governmental authority, and, if such Release is not a Release for which Landlord is responsible as further set forth below, identifying Tenant as the responsible party. Tenant shall deliver to Landlord copies of all administrative orders, notices, demands, directives or other communications directed to Tenant from any governmental authority with respect to any Release of Hazardous Substances in, on, under, from, or near the Premises during the Term or such longer period as Tenant remains in possession of the Premises, together with copies of all investigation, assessment, and remediation plans and reports prepared by or on behalf of Tenant, if any, in response to any such regulatory order or directive.

Notwithstanding anything contained in this Section 7.6, if the presence or Release of Hazardous Substances in, under, or about the Premises or elsewhere on the Property (a) is caused by Landlord or its agents, employees or contractors, or (b) results from the migration of such Hazardous Substances from outside the Premises (but not due to the acts of Tenant or any Tenant Party), and in either event results in the contamination of the Premises or the Property, or any soil or groundwater in, under or about the Property, or (c) is caused by anyone other than Tenant or any Tenant Party and is outside the Premises (collectively, “Excluded Matters”), Landlord at its own expense shall promptly take those actions necessary to abate, remove, remediate, or dispose of such Hazardous Substances to the extent required by any Environmental Laws, and make all required submissions to applicable regulatory agencies regarding the same, and Tenant shall have no obligation other than to notify Landlord of any such Release of which Tenant becomes aware.

7.6.2    Indemnification.

7.6.2.1    In General. Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold Landlord, its lenders, partners, subpartners and their respective officers, agents, servants, employees and independent contractors

(collectively, the “Landlord Parties”) harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages (to the extent arising out of claims by third parties only, including without limitation governmental agencies, other tenants at the Property, and any subtenants) and sums paid in settlement of claims, which arise during or after the Term, whether foreseeable or unforeseeable, arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, or presence—of Hazardous Substances in, on, under or about the Premises or Property by any Tenant Party, except to the extent that such claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions or liabilities result or arise from Excluded Matters. The foregoing obligations of Tenant shall include, without limitation: (i) the costs of any required or necessary removal, repair, cleanup or remediation of the Premises and Property, and the preparation and implementation of any closure, removal, remedial or other required plans; (ii) judgments for personal injury or property damages; and (iii) all costs and expenses incurred by Landlord in connection therewith.

7.6.3    Compliance with Environmental Laws. Without limiting the generality of Tenant’s obligation to comply with Applicable Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws that shall impose any duty on Tenant with respect to the Premises or the use, occupancy or operation thereof by Tenant. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Substances used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals. Upon Landlord’s reasonable request following any allegation of a Hazardous Substances Claim received by Landlord or Landlord’s good faith belief that a Hazardous Substances Claim may occur, Tenant shall provide Landlord with copies of Tenant’s Hazardous Substances management plans, any and all Hazardous Substances risk management and pollution prevention programs instituted by Tenant at the Premises, and any and all Hazardous Substances emergency response and employee training programs respecting Tenant’s use of Hazardous Substances at the Premises.

7.6.4    Assurance of Performance.

7.6.4.1    Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform “Environmental Assessments”, as that term is defined below, to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Substances. For purposes of this Lease, “Environmental Assessment” means an assessment including, without limitation: (i) an environmental site assessment conducted in accordance with the then-current standards of the American Society for Testing and Materials and meeting the requirements for satisfying the “all appropriate inquiries” requirements; and (ii) sampling and testing of the Premises based upon potential recognized environmental conditions or areas of concern or inquiry identified by the environmental site assessment.

7.6.4.2    Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 7.6 in any material respect, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.

7.6.5    Tenant’s Obligations upon Surrender. At the expiration or earlier termination of the Term, Tenant, at Tenant’s sole cost and expense, shall: (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 8.6.2; (ii) cause all Hazardous Substances (other than those for which Landlord is responsible as set forth above) to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for any purpose; and (iii) cause to be removed all containers installed or used by any Tenant Parties to store any Hazardous Substances on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

7.6.6    Clean-up.

7.6.6.1    Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”), shall indicate (i) the presence of any Hazardous Substances as to which Tenant has a removal or remediation obligation under this Section 7.6. and (ii) that, as a result of such presence, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Substances is required, Tenant shall promptly prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation of any rights and remedies of Landlord under this Lease, promptly implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up such Hazardous Substances in accordance with all applicable laws and as required by such plan and this Lease. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such 30-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as required herein as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) days after receipt of written demand therefor.

7.6.6.2    No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up required to be performed by Tenant under Section 7.6.6.1, and Tenant shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

7.6.6.3    Surrender of Premises. Tenant shall complete any Clean-up required to be performed by Tenant under Section 7.6.6.1 prior to surrender of the Premises upon the expiration or earlier termination of this Lease, and shall fully comply with all Environmental Laws and requirements of any governmental authority with respect to such completion, including, without limitation, fully comply with any requirement to file a risk assessment, mitigation plan or other information with any such governmental authority in conjunction with such Clean-up prior to such surrender. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”), but only to the extent that the applicable governmental authority issues Closure Letters with respect to the applicable Clean-up. Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Substances in accordance with Applicable Laws.

7.6.6.4    Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, and Tenant’s failure to receive the Closure Letter is prohibiting Landlord from leasing the Premises or any part thereof to a third party, or prevents the occupancy or use of the Premises or any part thereof by a third party, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Section 2.2) until Tenant has fully complied with its obligations under this Section 7.6.

7.6.7    Confidentiality. Unless required to do so by applicable law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding any Release or the status of compliance of the Premises with Environmental Laws to any Person (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is required by Applicable Laws, it shall provide Landlord ten (10) days’ advance notice of disclosure of the applicable confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally disclose any such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 7.6.

7.6.8    Copies of Environmental Reports. Within ten (10) days following Landlord’s request therefor, including without limitation with respect to a Release that is not caused by a Tenant Party, or in any event in connection with any Release caused by a Tenant Party (without any obligation for Landlord to make a request therefor), Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

7.6.9    Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws. Tenant shall also complete and file any business response plans or inventories required by any applicable Environmental Laws with respect to Tenant or any Tenant Party’s use of the Premises. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

7.6.10    Survival. Each covenant, agreement, representation, warranty and indemnification made by Landlord or Tenant set forth in this Section 7.6 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of such obligations under this Section 7.6 have been completely performed and satisfied.

ARTICLE 8    ALTERATIONS, IMPROVEMENTS AND SIGNAGE

8.1    Landlord’s Obligations. Landlord will maintain in good repair (except casualty and condemnation which shall be governed by Article 10 and Article 11, respectively) and in compliance with all Applicable Laws (to the extent the responsibility of Landlord pursuant to Section 7.3.2, above) (a) all structural components of the Building, including, without limitation, the roof, foundation, exterior and load-bearing walls, and the structural floor slabs; and (b) the Building Systems (as defined in Section 8.3.1, below) (excluding Building Systems that exclusively serve any portion of the Premises used exclusively for laboratory, research and development, or pilot production purposes and any Supplemental HVAC Unit (as defined below) installed by Tenant after the date of this Lease). The cost of this maintenance and repair shall be included in Operating Expenses and shall be subject to reimbursement under Article 5 hereof to the extent provided therein. Subject to Section 9.6, maintenance and repair expenses caused by Tenant’s willful misconduct or negligent acts or omissions shall be paid directly to Landlord by Tenant in accordance with Section 4.4, and shall not constitute an Operating Expense.

8.2    Tenant’s Obligations. Tenant shall take good care of the Premises, any Building Systems that exclusively serve any portion of the Premises used exclusively for laboratory, research and development, or pilot production purposes and any Supplemental HVAC Unit installed by Tenant after the date of this Lease, and, at Tenant’s cost and expense, shall make all repairs and replacements necessary to maintain the same in as good condition as the same were in on the Commencement Date, ordinary wear and tear, damage due to fire or other casualty (except to the extent the responsibility of Tenant to restore under this Lease) and damage caused by Landlord or its agents, contractors or employees excepted. Tenant shall maintain all plumbing facilities and electrical fixtures and devices (including replacement when necessary of all lamps, starters and ballasts) located within the Premises in as good condition as the same were in on the Commencement Date, ordinary wear and tear, damage due to fire or other casualty (except to the extent the responsibility of Tenant to restore under this Lease) and damage caused by Landlord or its agents, contractors or employees excepted. Subject to Section 9.6, Tenant shall repair, at its cost, all deteriorations or damages to the Property occasioned by its negligent acts or omissions or willful misconduct. If Tenant does not make such repairs required hereunder within twenty (20) days following notice from Landlord, Landlord may, but need not, make such repairs, and Tenant shall pay the cost thereof as provided in Section 8.7 hereof.

8.3    Tenant’s Alterations.

8.3.1    Landlord’s Consent to Alterations. Tenant shall not make or permit any improvements, installations, alterations or additions (“Alterations”) in or to the Premises, the Building or the Property that involve or affect the structural portions of the Premises or the Property (the “Building Structure”) or any of the Property’s HVAC, mechanical, electrical, plumbing, life safety or other essential systems or equipment (the “Building Systems”) or the interior walls or corridors within the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building, or which would violate any certificate of occupancy for the Building or any other permits or licenses relating to the Building. Landlord’s prior written consent shall not be required for minor decorations and customary cosmetic wall and floor coverings in the Premises that are not visible from the exterior of the Building and do not affect the Building Structure or the Building Systems, for which Tenant provides advance notice to Landlord and which do not exceed $50,000.00 in the aggregate on an annual basis (“Permitted Cosmetic Alterations”).

8.3.2    Construction Standards. All Alterations made by or on behalf of Tenant shall be made and performed: (a) by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, who shall carry liability insurance of a type and in such amounts as Landlord shall reasonably require, naming Landlord and Tenant as additional insureds, (b) in a good and workmanlike manner, (c) so that same shall be at least equal in quality, value, and utility to the original work or installation and shall be in conformity with Landlord’s building standard specifications, as the same may be amended by Landlord and in effect at such time, (d) in accordance with all Applicable Laws, and (e) except for Permitted Cosmetic Alterations, pursuant to plans, drawings and specifications (“Tenant’s Plans”) which have been reviewed and approved by Landlord prior to the commencement thereof, which approval shall not be unreasonably withheld, conditioned or delayed, and have been filed with all applicable governmental authorities.

8.3.4    Security System. Subject to Tenant’s compliance with the provisions of Subsection 6.5.2 and Subsection 8.3.2 above, to the extent applicable as provided herein, Tenant shall have the right to install, at its expense, a security system to secure the Premises provided that Landlord is given access cards or passwords as required to permit Landlord to enter the Premises (but not any Secure Areas) in accordance with this Lease.

8.4    Tenant’s Property. Except as otherwise provided in the last sentence of Section 8.5, all trade fixtures, furnishings, equipment and personal property placed in the Premises by Tenant and all computer, telecommunications or other cabling and wiring installed in the Premises or elsewhere at the Property by or for the benefit of Tenant (collectively, the “Tenant’s Property”) shall be removed by Tenant at the expiration of the Term. Tenant shall, at its cost and expense, repair any damage to the Premises or the Property caused by such removal. Any of Tenant’s Property not removed from the Premises prior to the Expiration Date shall, at Landlord’s option, become the property of Landlord. Except as otherwise provided in the last sentence of Section 8.5, Landlord may remove such Tenant’s Property, and Tenant shall pay to Landlord, Landlord’s cost of removal and of any repairs in connection therewith in accordance with Section 4.4 hereof.

8.5    Ownership and Removal. All additions, fixtures and improvements attached to or installed in or upon the Premises by Tenant or by Landlord shall be Landlord’s property and shall remain upon the Premises at the termination of this Lease without compensation or allowance or credit to Tenant. Landlord may require at the time of Landlord consent that Tenant, at Tenant’s expense, remove any Alterations that have been attached to or installed in the Premises and if Tenant fails to do so, then Landlord may remove the same and, Tenant shall pay to Landlord the cost of such removal and of any repairs for any damage to the Premises or Property in connection therewith. Notwithstanding the foregoing to the contrary, Tenant shall have no obligation to remove (i) any Alterations made under this Lease unless Landlord has conditioned its approval of the same upon such removal at the time it approved Tenant’s final plans and specifications for such Alterations, and Landlord has not thereafter rescinded such removal requirement by written notice to Tenant; provided, however, that Tenant shall be required in all events to remove any internal stairwells, private bathrooms and showers, raised floors, Supplemental HVAC Unit, specialized fire suppression systems, kitchens, bathrooms and showers, and any structural improvements made by Tenant following the Commencement Date as Alterations unless otherwise agreed by Landlord in writing; or (ii) any Alterations existing as of the Commencement Date. Notwithstanding anything in this Lease to the contrary, the equipment described on Exhibit 8.5, attached, shall remain in the Premises or may be removed from the Premises at the expiration or earlier termination of the Term as set forth in such Exhibit 8.5.

8.6    Surrender of Premises: Environmental Assessment.

8.6.1    Surrender of Premises. Upon the expiration or sooner termination of the Term, Tenant will quietly and peacefully surrender to Landlord the Premises in as good condition as when Tenant took possession, ordinary wear and tear, damage caused by Landlord or any Landlord Party, and damage by fire or other casualty excepted, and otherwise as is required in Section 8.6.2. For purposes of clarification, in connection with any such surrender, Tenant shall have no obligation to undertake work or construction necessary to cause the Premises to comply with Applicable Laws that existed as of the Commencement Date unless (a) Tenant has received a notice of violation with respect thereto subsequent to the Commencement Date from a governmental authority having jurisdiction over the Premises, (b) any such non-compliance results from Tenant’s (or any Tenant Party’s) acts or omissions after the Commencement Date, or (c) as may otherwise be required to comply with Section 8.6.2.

8.6.2    Environmental Assessment. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Substances due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the Environmental Assessment called for by this Section 8.6.2 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord an Environmental Assessment addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall state, to Landlord’s reasonable satisfaction, that (a) the Hazardous Substances described in the first sentence of this paragraph, to the extent, if any, existing prior to such decommissioning, have been removed in accordance with Applicable Laws; (b) all Hazardous Substances described in the first sentence of this paragraph, if any, have been removed in accordance with Applicable Laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with Applicable Laws without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Substances and without giving notice in connection with such Hazardous Substances; and (c) the Premises may be reoccupied for office, research and development, or laboratory use, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Substances described in the first sentence of this paragraph and without giving notice in connection with Hazardous Substances. Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Substances as Hazardous Substances instead of non-hazardous materials. The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results. Tenant shall submit to Landlord the identity of the applicable consultants and the scope of the proposed Environmental Assessment for Landlord’s reasonable review and approval at least 30 days prior to commencing the work described therein or at least 60 days prior to the expiration of the Term, whichever is earlier.

If Tenant fails to timely perform its obligations under this Section 8.6.2, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant, perform such obligations at Tenant’s expense if Tenant has not commenced to do so within said five (5) business day period, and Tenant shall within ten (10) days of written demand therefor, reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with the performance of such obligations. Tenant’s obligations under this Section 15.2 shall survive the expiration or earlier termination of this

Lease. In addition, at Landlord’s election, Landlord may inspect the Premises for Hazardous Substances at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease. Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a Release or threat of Release of Hazardous Substances exists at the Premises as a result of the acts or omission of Tenant, its officers, employees, contractors, and agents-, except to the extent resulting from (i) Hazardous Substances existing in the Premises as of the delivery of possession of the Premises to Tenant, or (ii) the acts or omissions of Landlord or any Landlord Party (in which event Landlord shall be responsible for any Clean-up, as provided in this Lease).

8.7    Tenant’s Failure to Maintain. If Landlord gives Tenant written notice of the necessity of any repairs or replacements required to be made by Tenant under Section 8.2 and Tenant fails to commence diligently to cure the same within twenty (20) days thereafter (except that no notice will be required in case of any emergency repair or replacement necessary to prevent substantial damage or deterioration), Landlord, at its option and in addition to any other remedies, may proceed to make such repairs or replacements and the expenses incurred by Landlord in connection therewith plus five percent (5%) thereof for Landlord’s supervision, shall be due and payable from Tenant in accordance with Section 4.4 hereof, as Additional Rent; provided, that, Landlord’s making any such repairs or replacements shall not be deemed a waiver of Tenant’s default in failing to make the same.

8.8    Signs. Except as expressly set forth in this Section 8.8, Tenant shall not place or erect any signs, monuments or other structures on the exterior of the Building or in Common Areas outside of the Building, nor shall Tenant place any signage on the exterior of the Premises or on the inside of the Premises which are visible from the exterior of the Premises. Tenant shall pay for all costs to change signage as a result of a change in the name of the business occupying the Premises.

Notwithstanding the foregoing, Tenant may, at its sole cost and expense, install and maintain signage containing Tenant’s (or any permitted assignee of Tenant’s) name and corporate logo in areas to be reasonably agreed upon by the parties in the main lobby of the Building (the “Lobby Signage”). If Tenant leases less than 100% of the rentable area of the Building, Tenant shall be permitted to install and maintain only one (1) sign as Lobby Signage. The design, proportions and color of the Lobby Signage shall be subject to Landlord’s prior approval, not to be unreasonably withheld, conditioned or delayed. Tenant’s rights to such Lobby Signage shall be exclusive for so long as Tenant leases at least 85% of the rentable floor area of the Building, and if Tenant leases less than 85% of the rentable floor area of the Building, Landlord shall provide Tenant, at Tenant’s expense, with non-exclusive building-standard lobby and elevator directory signage and suite entry signage.

For so long as (i) Tenant leases at least 85% of the rentable floor area of the Building, and (ii) Tenant has neither assigned this Lease nor sublet more than 50% of the rentable floor area of the Premises except for Permitted Transfers (the “Exterior Signage Occupancy Requirements”), Tenant shall be permitted, at Tenant’s sole cost and expense, to erect one (1) sign on the exterior façade of the Building facing Crosby Drive (the “Façade Sign”) and up to four (4) plaques on the exterior of the Building (“Exterior Plaques”) at the entrance to the Premises. The Façade Sign shall contain Tenant’s name and logo (or the name and logo of any permitted assignee of Tenant) and shall be in a location reasonably approved by Landlord, which approval will not be unreasonably withheld. The Exterior Plaques may contain Tenant’s name and logo or the name and logo of any Permitted Occupant and shall be in a location reasonably approved by Landlord, which approval will not be unreasonably withheld. Tenant’s right to erect the Façade Sign shall be exclusive so long as Tenant meets the Exterior Signage Occupancy Requirements. At such time as Tenant no longer meets the Exterior Signage Occupancy Requirements, Landlord may permit other Building tenants to install a façade sign on the Building exterior. At such time as Tenant leases less than 100% of the rentable floor area of the Building, Tenant shall be permitted to maintain only one (1) Exterior Plaque on the Building exterior, and Tenant’s right to maintain Exterior Plaques on the Building exterior shall not be exclusive (i.e., Landlord may permit other building tenants to install Exterior Plaques at the entrance to the Building).

The design, size, proportions and color of all signage described in this Section 8.8 shall be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and shall further be subject to the requirements of the Town of Bedford Zoning By-Law and any other Applicable Laws and to Tenant obtaining all necessary permits and approvals therefor.

Tenant acknowledges and agrees that, except as otherwise provided in this Section 8.8, Tenant’s right to signage is not on an exclusive basis and Landlord may grant other tenants at the Property the right to maintain signage at the Property.

In the event that at any time during the Term Tenant ceases to meet the applicable occupancy thresholds described above, Tenant shall, upon Landlord’s written request and at Tenant’s sole cost and expense, remove all or any portion of the Tenant’s signage described in this Section 8.8 and designated by Landlord for removal and restore any areas affected by the installation and subsequent removal of Tenant’s signage. In addition, Tenant shall be required at its sole cost and expense to remove all of Tenant’s signage described in this Section 8.8 and restore any areas affected by the installation and subsequent removal of Tenant’s signage upon the expiration or earlier termination of the Term.

The provisions of this paragraph are personal to the originally named Tenant and any permitted Transferees. If the Façade Sign or any Exterior Plaque requires municipal or other governmental approval, and such approval is denied, Landlord shall not be deemed to be in default hereunder and this Lease shall continue in full force and effect. Landlord shall have the right to relocate the Façade Sign and/or any Exterior Plaque on a temporary basis in connection with the maintenance and repair of the Building. Notwithstanding anything contained herein, Landlord agrees that, so long as Tenant leases 85% of the rentable floor area of the Building, Tenant shall have the right to prohibit any sign (other than Tenant’s) from being placed on the roof of or on the exterior façade of the Building (with the exception of signage identifying the Building address and any other sign required by Applicable Laws).

ARTICLE 9    INSURANCE

9.1    Tenant’s Insurance. Tenant, at its own expense, shall provide and keep in force with companies which are rated A/XV or better by A.M. Best Company and licensed in the Commonwealth of Massachusetts: (a) combined single limit commercial general liability insurance insuring against liability for personal injury and property damage, including contractual liability, in the amount of $2,000,000.00 per occurrence/$5,000,000.00 annual aggregate limit which may be achieved through a combination of General Liability and umbrella insurance (provided that any umbrella coverage is on a ‘following-form’ basis); (b) “Special Form” property insurance, including standard fire and extended coverage insurance, in amounts necessary to provide replacement cost coverage, for Tenant’s Property, machinery, electronic data and any Alterations in which Tenant has an insurable property interest, including, without limitation, vandalism and malicious mischief and sprinkler leakage coverage, and “all risk” Builder’s Risk insurance, completed value, non-reporting form at any time that Tenant has commenced construction of any leasehold improvements or any Alterations, and at any time any other construction activities are underway at the Premises; (c) plate glass insurance for the Premises (if applicable); (d) Workers’ Compensation Insurance in statutory limits as required by applicable law; and (e) any other insurance reasonably required by Landlord. At Landlord’s request, the amounts and kinds of insurance coverages described herein may be reasonably increased or expanded to reflect amounts and coverages then typically being carried for similar business operations in institutionally owned or financed properties in the Route 128 corridor between Bedford and Newton, Massachusetts.

9.2    Policies. Each such insurance policy shall: (a) be provided in form, substance and amounts (where not above stated) reasonably satisfactory to Landlord and to Landlord’s Mortgagee; (b) specifically include the liability assumed hereunder by Tenant to the extent applicable for such policy (provided that the amount of such insurance shall not be construed to limit the liability of Tenant hereunder); (c) shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord; and (d) provide that the insurer will give Landlord twenty (20) days’ written notice prior to any cancellation (except in the event of cancellation for non-payment of premium for which ten (10) days’ prior written notice will be given). Tenant shall deliver either policies of such insurance or certificates of the insurance policies, as Tenant may elect, required to be maintained by Tenant hereunder to Landlord on or before the Commencement Date, and, thereafter, before the expiration dates of expiring policies. All such certificates for liability insurance shall provide that Landlord, its Mortgagees and Landlord’s managing agent shall each be named as an additional insured. In the event Tenant shall fail to procure such insurance, or to timely deliver such certificates, Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor. Tenant’s compliance with the provisions of this Article 9 shall in no way limit Tenant’s liability under any of the other provisions of this Lease.

9.3    Increased Insurance Risk. Tenant shall not do or permit anything to be done, or keep or permit anything to be kept in the Premises, which would: (a) be in violation of any governmental law, regulation or requirement, (b) invalidate or be in conflict with the provision of any fire or other insurance policies covering the Property or any property located therein, (c) result in a refusal by fire insurance companies of good standing to insure the Property or any such property in amounts required by a Mortgagee or reasonably satisfactory to Landlord, or (d) cause any increase in the fire insurance rates applicable to the Property or property located therein at the beginning of the Term or at any time thereafter. In the event that any use of the Premises by Tenant increases such cost of insurance, Landlord shall give Tenant written notice of such increase (including reasonable evidence of such increase and the cause thereof) and a reasonable opportunity to change its use to prevent such increase; provided, however, if Tenant fails to do so, Tenant shall pay such increased cost to Landlord in accordance with Section 4.4 hereof. Acceptance of such payment shall not be construed as a consent by Landlord to Tenant’s such use, or limit Landlord’s remedies under this Lease.

9.4    Indemnity. (a) Subject to the provisions of Section 9.6.1, Tenant shall defend with counsel approved by Landlord in Landlord’s reasonable discretion, indemnify and hold harmless Landlord, all employees, officers, directors, partners, members and shareholders of Landlord, Mortgagees of the Property and any other party having an interest therein from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or out of (a) any injury to or death of any person or damage to or loss of property during the Term, or any period Tenant is in possession of the Premises, in or on the Premises or connected with the use, condition or occupancy of Premises, except to the extent caused by the negligence or willful misconduct of Landlord or any employee, agent or contractor of Landlord, (b) any breach or violation by Tenant of any of the terms, conditions or provisions of this Lease, (c) any act, omission, fault, misconduct, negligence or violation of applicable laws and regulations by Tenant or any Tenant Parties, or (d) any construction or other work by Tenant on or about the Premises pursuant to Article 8 or otherwise, except to the extent caused by the neligence or willful misconduct of Landlord or any employee, agent or contractor of Landlord.

(b) Subject to the provisions of Section 9.6.1, Landlord shall defend with counsel approved by Tenant, indemnify and hold harmless Tenant, all employees, officers, directors, partners, members and shareholders of Tenant from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or with respect to any injury to or death of any person or damage to or loss of property to the extent the same shall arise out of the negligence or willful misconduct of Landlord or any employee, agent or contractor of Landlord. Notwithstanding the foregoing, Landlord’s indemnity under this Section 9.4 shall not apply to the extent any such liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments shall arise out of Tenant’s negligence or willful misconduct.

9.5    Tenant’s Use and Occupancy. Tenant’s use and occupancy of the Premises and the Property and the use thereof by all Tenant Parties, and all Tenant’s and said parties’ furnishings, fixtures, equipment, improvements, materials, supplies, inventory, effects and property of every kind, nature and description which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be in, on or about the Premises, shall be at Tenant’s and said parties’ sole risk and hazard, except as otherwise expressly provided in this Lease. To the extent permitted pursuant to Applicable Law, Landlord shall not be liable to Tenant or any other party for injury to or death of any person or damage to or destruction of any property in, on or about the Premises, nor for any interruption in Tenant’s use of the Premises or the conduct of its business therein, nor for any other losses, damages, costs, expenses or liabilities whatsoever, including without limitation where caused by fire, water, explosion, collapse, the leakage or bursting of water, steam, or other pipes, any environmental or other condition in, on, or about the Premises, or any other event, occurrence, condition or cause, except as otherwise expressly provided in this Lease and except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party.

9.6    Waiver of Claims; Subrogation Rights.

9.6.1    Mutual Waiver. Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant hereby agree and hereby waive any and all rights of recovery against each other for loss or damage occurring to the Building or the Property or any of Landlord’s property or Tenant’s Property contained therein regardless of the cause of such loss or damage to the extent that the loss or damage is covered by the injured party’s insurance or the insurance the injured party is required to carry under this Lease, whichever is greater (without regard to any deductible provision in any policy). This waiver also applies to each party’s directors, officers, employees, shareholders, and agents.

9.6.2    Insurance Policy Coverage. Each party will assure that its insurance permits waiver of liability and contains a waiver of subrogation. Each party shall secure an appropriate clause in, or an endorsement to, each insurance policy obtained by or required to be obtained by Landlord or Tenant, as the case may be, under this Lease, pursuant to which the insurance company: (a) waives any right of subrogation against Landlord or Tenant as the same may be applicable, or (b) permits Landlord or Tenant, prior to any loss to agree to waive any claim it might have against the other without invalidating the coverage under the insurance policy. If, at any time, the insurance carrier of either party refuses to write (and no other insurance carrier licensed in Massachusetts will write) insurance policies which consent to or permit such release of liability, then such party shall notify the other party and upon the giving of such notice, this Section 9.6.2 shall be void and of no effect.

9.7    Landlord’s Insurance. At all times during the Term, Landlord shall maintain so-called All-Risk property insurance on the Building at replacement cost. In addition, at all times during the Term, Landlord shall maintain Commercial General Liability insurance applicable to the Property, the Building and the Common Areas, providing, on an occurrence basis, a minimum combined single limit of at least $5,000,000.00.

ARTICLE 10    CASUALTY

10.1    Damage or Destruction.

10.1.1    Landlord’s Repair Obligation. Tenant shall give prompt notice to Landlord of any damage by fire or other casualty (a “Casualty”) to the Building or any portion thereof. During the thirty (30)-day period following the occurrence of a Casualty (the “Notice Period”), Landlord will notify Tenant of Landlord’s reasonable, good faith estimate (the “Landlord’s Estimate”) of the period of time required to complete the restoration work with respect to such Casualty. In the event that the Building or any part thereof or material access thereto shall be damaged or destroyed by a Casualty, and if in the reasonable, good faith judgment of Landlord the restoration work with respect to such Casualty can be completed with available insurance proceeds within two hundred forty (240) days of adjustment of the insurance claim, then Landlord shall so notify Tenant and shall complete the restoration work as provided in Section 10.4 hereof with reasonable diligence, subject to the limitations, if any, of Applicable Laws. If, in the reasonable judgment of Landlord, the restoration work with respect to a Casualty cannot be completed with available insurance proceeds within two hundred forty (240) days after adjustment of the insurance claim, then either party shall have the right to terminate this Lease by giving written notice of such termination to the other party within the thirty (30) days after Landlord has provided Landlord’s Estimate to Tenant. If the restoration period estimated by Landlord is more than two hundred forty (240) days and neither party terminates this Lease on account thereof in accordance with the foregoing provisions of this Section 10.1.1, Landlord shall complete such restoration work as provided in Section 10.4 hereof with reasonable diligence, subject to the limitations, if any, of Applicable Laws, within the period so estimated by Landlord.

10.1.2    Failure to Complete Repairs: Rights of Termination. If Landlord is obligated, or elects, to perform the restoration work and fails to substantially complete the restoration work within the longer of the period of time required or permitted by this Section 10.1 or the time set forth in Landlord’s Estimate plus a contingency period equal to 10% of the time set forth in Landlord’s Estimate (as the same may be reasonably extended due to any delay caused by Force Majeure) (the “Reconstruction Period”) then, Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord not later than thirty (30) days following the end of the Reconstruction Period.

10.2    Abatement of Rent. Base Rent and Additional Rent shall not be abated or suspended if, following any Casualty, Tenant shall continue to have reasonably convenient access to the entire Premises and no portion of the Premises is rendered unfit for use and occupancy. If Tenant shall not have reasonably convenient access to the Premises or any portion thereof or any portion of the Premises shall be otherwise rendered unfit for use and occupancy by Tenant for the purposes set forth in

Section 7.1 by reason of a Casualty, then Rent shall be equitably suspended or abated relative to the portion of the Premises that cannot be used or accessed by Tenant for its business operations, effective as of the date of the Casualty until Landlord has (a) substantially completed the restoration work and (b) has delivered notice thereof to Tenant.

10.3    Events of Termination. Notwithstanding the provisions of this Article 10, if, prior to or during the Term the Property shall be so damaged by Casualty that, in Landlord’s reasonable estimate, the cost to repair the damage will be more than twenty-five percent (25%) of the replacement value of the Building or all of the buildings located at the Property immediately prior to the occurrence of the Casualty (whether or not the Premises shall have been damaged or rendered untenantable), then, in any of such events, Landlord, may give to Tenant, within sixty (60) days after such Casualty, a sixty (60) days’ notice of the termination of this Lease and, in the event such notice is given, this Lease and the Term shall terminate upon the expiration of such sixty (60) days with the same effect as if such date were the Expiration Date. If more than twenty-five percent (25%) of the gross rentable area of the Premises shall be wholly or substantially damaged or destroyed by a Casualty at any time during the last six (6) months of the Term, either Landlord or Tenant may terminate this Lease by delivery of written notice of such termination to the other party within thirty (30) days after the occurrence of such casualty.

10.4    Scope of Landlord’s Repairs. In the event Landlord elects or shall be obligated to repair or restore any damage or destruction to the Premises pursuant to this Article 10, Landlord shall not be obligated to restore or replace Tenant’s Property or Tenant’s Alterations. No damages, compensation or claim shall be payable by Landlord to Tenant, or any other person, by reason of inconvenience, loss of business or annoyance arising from any damage or destruction, or any repair thereof, as is referred to in this Article 10.

10.5    Restoration Work. As used in this Article 10, the phrase “restoration work” with respect to any Casualty shall mean the work required to repair any damage to the Building caused by such Casualty and to restore the Building substantially to the condition the Building was in immediately prior to such Casualty.

ARTICLE 11    CONDEMNATION

11.1    Entire Condemnation. In the event that the whole of the Premises or all of the access thereto shall be taken under the power of eminent domain or by any proceeding for taking for public or quasi-public use (a “Condemnation”), this Lease and the term and estate hereby granted shall automatically terminate as of the earlier of the date of the vesting of title or the date of dispossession of Tenant as a result of such taking.

11.2    Partial Condemnation.

11.2.1    Effect of Partial Condemnation. In the event that only a part of the Premises shall be taken by Condemnation and the remaining Premises are suitable for the Permitted Uses without material interference with Tenant’s business operations and Tenant shall have reasonable, convenient access to and from the Premises, the Term shall expire as to that portion of the Premises condemned effective as of the date of the vesting of title in the condemning authority, and this Lease shall continue in full force and effect as to the part of the Premises not so taken. In the event of a partial Condemnation of the Premises or the Common Areas which results in (i) a lack of reasonable, convenient access to and from the Premises and Landlord is unable to promptly make reasonable alternative arrangement to replace the same, (ii) insufficient space within the Premises for Tenant to carry on its business without material interference with its business, or (iii) either thirty-three percent (33%) of the parking spaces available for Tenant’s use in accordance Section 1.3 or all loading dock facilities serving the Building shall be taken, Tenant shall have the right to terminate this Lease.

11.2.2    Landlord’s Option to Terminate. In the event that a part of the Property shall be subject to Condemnation (whether or not the Premises are affected), Landlord may, at its option, terminate this Lease as of the date of such vesting of title, by notifying Tenant in writing of such termination within ninety (90) days following the date on which Landlord shall have received notice of the vesting of title in the condemning authority if in Landlord’s reasonable opinion: (a) a substantial alteration or reconstruction of the Property (or any portion thereof) shall be necessary or appropriate, or (b) the portion of the Property so condemned has the effect of rendering the remainder of the Property uneconomic to maintain.

11.2.3    Landlord’s Repair Obligations. In the event that this Lease is not terminated in accordance with Subsection 11.2.2 hereof, Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the Building so as to constitute the remaining Premises a complete architectural unit and make all necessary repairs or alterations to the Common Areas serving the Building to the extent feasible and permitted by Applicable Laws, but Landlord shall not be required to spend for such work an amount in excess of the amount received by Landlord as damages for the part of the Premises so taken. “Amount received by Landlord” shall mean that part of the award in condemnation which is free and clear to Landlord of any collection by Mortgagees and after payment of all costs involved in collection, including but not limited to attorney’s fees. Tenant, at its own cost and expense, shall restore the Premises to the condition it is required to be left in at the end of the Term pursuant to the terms of this Lease. In the event of a partial taking, all provisions of this Lease shall remain in full force and effect, except as otherwise provided in Section 11.5.

11.3    Temporary Taking. If there is a taking of the Premises for temporary use arising out of a temporary emergency or other temporary situation, this Lease shall continue in full force and effect, and Tenant shall continue to comply with Tenant’s obligations under this Lease, except to the extent compliance shall be rendered impossible or impracticable by reason of the taking, and Tenant shall be entitled to the award for its leasehold interest.

11.4    Condemnation Awards. Except as provided in the preceding Section 11.3, Landlord shall be entitled to the entire award in any condemnation proceeding or other proceeding for taking for public or quasi-public use, including, without limitation, any award made for the value of the leasehold estate created by this Lease. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award that may be made in such condemnation or other taking, together with any and all rights of Tenant now or hereafter arising in or to same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant specifically for its relocation expenses or the taking of Tenant’s Property provided that such award does not diminish or reduce the amount of the award payable to Landlord.

11.5    Proration. In the event of a Condemnation that does not result in a termination of this Lease as provided herein, the Base Rent and Tenant’s Share shall be adjusted in proportion to that portion of the Premises or access thereto affected by such Condemnation.

ARTICLE 12    ASSIGNMENT AND SUBLETTING

12.1    Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, encumber or otherwise transfer this Lease or any interest herein directly or indirectly, by operation of law or otherwise, or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such action, a “Transfer”). If at any time or from time to time during the Term, when no Event of Default has occurred and is continuing, Tenant desires to effect a Transfer, Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms of the proposed Transfer and the identity of the proposed assignee or sublessee (each, a “Transferee”). Landlord shall not unreasonably withhold or delay its consent to a Transfer, provided that (a) Tenant shall deliver to Landlord prior written notice of such proposed Transfer together with such related information as Landlord shall reasonably request; (b) no Event of Default under this Lease shall have occurred and be continuing; (c) the proposed Transferee, in the case of an assignment of this Lease or a sublease of 75% or more of the Premises in the aggregate, shall have a net worth equal to or greater than $7,500,000.00 as demonstrated by audited financial statements or equivalent financial information and shall otherwise have a financial condition reasonably satisfactory to Landlord and sufficient to meet its obligations under any sublease of less than 75% of the Premises; (d) Tenant shall remain fully liable under this Lease and, following an assignment, the Transferee shall be jointly and severally liable with Tenant for ail such obligations arising after the effective date of such assignment; (e) due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space elsewhere in the Property; and (f) in the event of an assignment, such Transferee shall agree directly with Landlord to be bound by all of the obligations of Tenant hereunder arising after the effective date of such assignment pursuant to an assumption agreement reasonably satisfactory to Landlord, including, without limitation, the obligation to pay all Rent and other charges due and owing under this Lease after the effective date of such assignment Tenant shall deliver to Landlord with the Transfer Notice an acceptable assumption agreement for Tenant’s obligations under this Lease (in the case where the Transfer is a proposed assignment of this Lease) together with all relevant information reasonably requested by Landlord concerning the proposed Transferee to assist Landlord in making an informed judgment regarding the Transferee’s proposed use of the Premises (which use must be permitted by Applicable Laws), and the financial responsibility, creditworthiness, reputation, and business experience of the Transferee. Subject to Section 12.6, below, the provisions of this Section 12.1 shall apply to a Transfer (by one or more Transfers) of a controlling portion of or interest in the stock or partnership or membership interests or other evidences of equity interests of Tenant as if such Transfer were an assignment of this Lease; provided that if equity interests in Tenant at any time are or become traded on a public stock exchange, the transfer of equity interests in Tenant on a public stock exchange shall not be deemed an assignment within the meaning of this Section 12.1.

12.2 Landlord’s Options. Landlord shall have the option, exercisable by written notice delivered to Tenant within thirty (30) days after Landlord’s receipt of a Transfer Notice accompanied by the other information described in Section 12.1, to: (a) permit Tenant to Transfer the Premises; or (b) subject to Section 12.1, disapprove the Tenant’s Transfer of the Premises and to continue this Lease in full force and effect as to the entire Premises; or (c) if the proposed Transfer is a sublease of less than 25,000 rentable square feet of the Premises (other than a Permitted Transfer or a Transfer to a Permitted Occupant), terminate this Lease as to the portion of the Premises affected by the Transfer as of the date set forth in Landlord’s notice of exercise of such option, which date shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice; or (d) if the proposed Transfer is an assignment of this Lease or a sublease of 25,000 rentable square feet or more of the Premises (in either case, other than a Permitted Transfer or a Transfer to a Permitted Occupant), terminate this Lease (a “Recapture”) as of the date set forth in Landlord’s notice of exercise of such option, which date shall not be less than sixty (60) days nor more than ninety (90) days following the giving of such notice; provided, however, that Tenant may, prior to the delivery of a Transfer Notice, request in writing designating the affected area of the Premises, identifying the prospective subtenant, and providing such other information as Landlord may reasonably request, whether Landlord will exercise a Recapture of the Premises (a “Recapture Notice”) and Landlord shall notify Tenant whether it shall Recapture the Premises within ten (10) business days of receipt of the Recapture Notice (or if later, the receipt of such information). If Landlord approves of the proposed Transfer pursuant to Section 12.1 above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following conditions: (i) the Transfer shall be on the same terms set forth in the Transfer Notice; and (ii) no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument effecting the Transfer (in the form approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant’s obligations under this Lease (provided that, for a subtenant, the subtenant’s obligations shall be governed by the terms of the applicable sublease). If Landlord exercises its option to terminate this Lease (or in the case of a partial sublet to release Tenant with respect to the applicable portion of the Premises), Tenant shall surrender possession of the Premises or of such portion of the Premises, as the case may be, on the date set forth in Landlord’s notice, and thereafter neither Landlord nor Tenant shall have any further liability with respect thereto. If this Lease shall be terminated as to a portion of the Premises only, (i) Rent, Tenant’s Share and Tenant’s parking allocation shall be readjusted proportionately according to the ratio that the number of square feet and the portion of the space surrendered compares to the floor area of Tenant’s Premises during the Term of the proposed sublet, and (ii) Landlord shall be responsible, at Landlord’s cost, for separately demising the terminated portion of the Premises from the remaining portion of the Premises so as to create a multi-tenant building (Tenant acknowledging that Landlord shall have the right to recapture additional portions of the Premises that, in Landlord’s sole judgment, are necessary or desirable in order to provide a new tenant of the terminated portion of the Premises with loading dock access, front door access and elevator access, it being reasonable to require bifurcation of the Premises in a way that will meet code and render the recaptured space marketable).

12.3 Additional Conditions. Tenant shall not knowingly offer to make, or enter into negotiations with respect to, any Transfer to: (a) any tenant of the Property or any entity owned by, or under the common control of, whether directly or indirectly, a tenant in the Property unless there is no competing space then available for leases therein; or (b) any bona fide prospective tenant with whom Landlord is then negotiating with respect to other space in the Property; or (c) any party which would be of such type, character, or condition as to be inappropriate as a tenant for the Property.

12.4 No Release. Landlord’s consent to a Transfer or any Transfer permitted without Landlord’s consent shall not release Tenant of Tenant’s obligations under this Lease and this Lease and all of the obligations of Tenant under this Lease shall continue in full force and effect as the obligations of a principal (and not as the obligations of a guarantor or surety). From and after any assignment of this Lease, the obligations of the Transferee and of the original Tenant named in this Lease which respect to obligations under this Lease that arise or accrue after the effective date of such assignment shall be joint and several. No acceptance of Rent by Landlord from or recognition in any way of the occupancy of the Premises by a Transferee shall be deemed a consent to such Transfer, or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder. The consent by Landlord to a particular Transfer shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Transfer. Each violation of any of the covenants, agreements, terms or conditions of this Lease, whether by act or omission, by any of Tenant’s permitted Transferees, shall constitute a violation thereof by Tenant. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor.

12.5 Transfer Profit. Tenant shall pay to Landlord, as Additional Rent, an amount (the “Transfer Profit”) equal to any rent and other economic consideration received by Tenant as a result of any Transfer (other than Permitted Transfers) which exceeds, in the aggregate: (a) the total of the remaining rent which Tenant is obligated to pay Landlord under this Lease plus (b) any reasonable tenant fit-up costs, brokerage commissions and attorneys’ fees actually paid by Tenant in connection with such Transfer amortized on a straight-line basis over the term of the Transfer (specifically excluding moving or relocation costs paid to the Transferee and any rent abatement provided to the Transferee). Tenant shall pay such Transfer Profit to Landlord on a monthly basis within ten (10) days after receipt thereof, without affecting or reducing any other obligations of Tenant hereunder. Each such payment shall be sent with a detailed statement. Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of the detailed statement.

12.6 Permitted Transfers. Notwithstanding the above, provided Tenant is not in default of this Lease beyond applicable notice and cure periods, then Tenant shall have the right to assign this Lease or sublet the Premises without Landlord’s consent (a “Permitted Transfer”), but with no less than ten (10) days’ prior notice to Landlord (unless Tenant’s disclosure of such Transfer is prohibited under a confidentiality agreement to which Tenant is a party, in which event notice shall be provided to Landlord within ten (10) days following such Transfer), to (i) any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant, or (ii) any entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred (any of the foregoing, an “Affiliated Company”); provided, however, that in any such event: (w) use of the Premises shall be for the Permitted Use; (x) the assignee shall have a net worth that is equal to or in excess of the net worth of the original Tenant as of the date of execution of this Lease, and Landlord has been provided with financial statements or evidence otherwise reasonably satisfactory to Landlord of the same; (y) any such assignment shall be for an independent business purpose and not a means to circumvent the provisions of this Article 12, and (z) the purpose or result of such Transfer shall not be to liquidate or substantially reduce the net worth of Tenant or such assignee. For the purposes of this Section 12.6, the term “control” shall mean the direct or indirect ownership of 50% or more of an entity and the ability to control the day-to-day operations of such entity whether through the board of directors or otherwise.

12.7 Permitted Occupants. Notwithstanding the above, Tenant shall have the right, without the consent of Landlord (but upon reasonable prior to notice to Landlord), to permit the use or occupancy of a portion of the Premises that is not separately demised and consists of not more than 5,000 rentable square feet of the Premises in the aggregate by license for periods of less than one (1) year at a time, by persons who have an ongoing contractual or other business relationship with Tenant in connection with Tenant’s activities at the Premises such that such occupants have a reasonable need to work in proximity with Tenant (each, a “Permitted Occupant” and, collectively, the “Permitted Occupants”); provided that (a) the Permitted Occupants shall use the Premises in conformity with all applicable provisions of this Lease; (b) such occupancy shall terminate automatically upon the expiration or earlier termination of this Lease; (c) Tenant shall remain fully liable for the acts or omissions of the Permitted Occupants in the Premises and at the Property; (d) the occupancy arrangement is for a legitimate business objective of

Tenant and is not primarily for the purpose of circumventing the restrictions on assignment and subletting contained herein; (e) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Permitted Occupants; (f) in no event shall any use or occupancy of any portion of the Premises by any Permitted Occupants release or relieve Tenant from any of its obligations under this Lease; (g) the Permitted Occupants and their employees, contractors and invitees visiting or occupying space in the Premises shall be deemed to be Tenant Parties for purposes of Tenant’s indemnification obligations in Section 9.4; and (h) in no event shall the occupancy of any portion of the Premises by Permitted Occupants be deemed to create a landlord/tenant relationship between Landlord and such Permitted Occupants or an interest in real property, and, in all instances, Tenant shall be considered the sole tenant under this Lease notwithstanding the occupancy of any portion of the Premises by the Permitted Occupants.

ARTICLE 13 DEFAULTS AND REMEDIES

13.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (each an “Event of Default”) hereunder:

13.1.1 Nonpayment of Base Rent or Additional Rent. Failure by Tenant to pay any installment of Base Rent, Additional Rent or any other amount, deposit, reimbursement or sum due and payable hereunder, upon the date when said payment is due hereunder, and such failure to pay such Rent shall continue for more than five (5) days after the giving of written notice to Tenant from Landlord specifying the amount of unpaid Rent; provided, however, that Landlord shall only be required to give Tenant one (1) written notice with respect to Tenant’s non-payment on a due date during any twelve (12) month period, and, thereafter, upon the second late payment during any twelve (12) month period, no written notice need be again given by Landlord to Tenant during such period.

13.1.2 Certain Obligations. Failure by Tenant to perform, observe or comply with any material non-monetary obligation contained in Section 4.6 (“Security Deposit”), Section 7.5 (“No Liens”) and Article 12 (“Assignment and Subletting”) of this Lease.

13.1.3 Other Obligations. Failure by Tenant to perform any non-monetary obligation, agreement or covenant under this Lease other than those matters specified in Subsection 13.1.2, and such failure continues for thirty (30) days after written notice by Landlord to Tenant of such failure; provided, however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are required for performance, then Tenant shall not be in default if Tenant commences performance within such thirty (30)-day period and thereafter diligently and continuously prosecutes the same to completion within one hundred eighty (180) days following the date of Landlord’s written notice with respect to such failure.

13.1.4 Assignment; Receivership; Attachment. (a) The making by Tenant of any arrangement or assignment for the benefit of creditors; (b) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days; or (iii) the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within sixty (60) days.

13.1.5 Bankruptcy. The admission by Tenant or Tenant’s guarantor (if any) in writing of its inability to pay its debts as they become due, the filing by Tenant or Tenant’s guarantor (if any) of a petition in bankruptcy seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant or Tenant’s guarantor (if any) of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant or Tenant’s guarantor (if any) in any such proceeding or, if within sixty (60) days after the commencement of any proceeding against Tenant or Tenant’s guarantor (if any) seeking any involuntary reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation by any of Tenant’s creditors or such guarantor’s creditors, such proceeding shall not have been dismissed.

13.1.6 Abandonment. Abandonment of the Premises by Tenant for a continuous period in excess of thirty (30) days.

13.2 Remedies. If an Event of Default occurs and Landlord has not accepted a cure of such Event of Default in writing, Landlord shall have the following rights and remedies, in addition to any and all other rights or remedies available to Landlord in law or equity:

13.2.1 Notice to Quit. Landlord shall have the right to deliver written notice to Tenant to quit possession and occupancy of the Premises and to declare this Lease terminated. Upon Landlord’s termination of this Lease, Tenant shall quit and peaceably surrender the Premises, and all portions thereof, to Landlord, and Landlord shall have the right to receive all rental and other income of and from the same. At Landlord’s election, any written notice of default may also be designated a notice to quit (provided that nothing in this sentence shall be deemed to deny Tenant the right to applicable cure periods set forth in Section 13.1, above).

13.2.2 Right of Re-Entry. Landlord shall have the right, with or without terminating this Lease, to re-enter the Premises and take possession thereof by summary proceeding, eviction, ejectment or otherwise and may dispossess all other persons and property from the Premises. Tenant’s property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Subsection 13.2.2 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Tenant thereby waives all statutory rights, including without limitation the right to a notice to quit, notice before exercise of any prejudgment remedy, and any rights of redemption, all to the extent such rights may be lawfully waived.

13.2.3 Recovery of Rent and Damages. Landlord shall have the right to recover from Tenant all loss of Rent and other payments that Landlord may incur by reason of termination of the Lease, including, without limitation: (a) all Rent and other sums due and payable by Tenant as of the date of termination; (b) all Rent that would otherwise be payable for the remainder of the Term in accordance with the terms of this Lease, as and when due, and Tenant shall indemnify Landlord for the same; (c) all of Landlord’s then unamortized costs of special inducements provided to Tenant (including without limitation any rent concessions, tenant construction allowances, rent waivers, above building standard leasehold improvements, and the like, if any); (d) the costs of collecting amounts due from Tenant under this Lease and the costs of recovering possession of the Premises (including attorneys fees and litigation costs); (e) the costs of curing Tenant’s defaults existing at or prior to the date of termination; (f) all “Reletting Expenses” (as defined below); and (g) all Landlord’s other reasonable expenditures arising from the termination. Tenant shall reimburse Landlord for all such items, and the same shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination. Notwithstanding the foregoing, except as set forth in Section 2.2 of this Lease, Tenant shall not be liable for any of Landlord’s indirect or consequential damages arising from an Event of Default by Tenant.

13.2.4 Acceleration of Future Rentals. Following termination of this Lease, Landlord, at its written election, shall be entitled to receive as liquidated damages for all Rent that would otherwise be due and payable pursuant to clause (b) of Subsection 13.2.3, above, an amount equal to: (x) a lump sum payment representing the then present value of the amount of Rent that would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the Rent payable hereunder) estimated by Landlord as of the date of termination, and taking into account Landlord’s reasonable projections of vacancy and time required to re-lease the Premises; or (y) a lump sum payment equal to one year’s Base Rent at the rate applicable under the Lease at the time of such election. Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, such amount as final damages for Tenant’s default with respect to the Rents payable for the remainder of the Term as described above. In the computation of present value, a discount at the then market discount rate as reasonably determined by Landlord shall be employed.

13.2.5 Rents Due After Re-Entry by Landlord. If Landlord re-enters or otherwise takes possession of the Premises without terminating this Lease (but terminating only Tenant’s right of possession in the Premises), then this Lease and Tenant’s liabilities and obligations thereunder shall survive such action. In the event of any such termination of Tenant’s right of possession, whether or not the Premises, or any portion thereof, shall have been relet, Tenant shall pay Landlord a sum equal to the Rent and any other charges required to be paid by Tenant up to the time of such termination of such right of possession and thereafter Tenant, until the end of the Term, shall be liable to Landlord for and shall pay to Landlord: (a) the equivalent of the amount of the Rent payable under this Lease, less (b) the net proceeds of any reletting effected pursuant to the provisions hereof after deducting all of Landlord’s Reletting Expenses. Tenant shall pay such amounts in accordance with the terms of this Subsection 13.2.5 as set forth in a written statement thereof from Landlord to Tenant (the “Deficiency”) to Landlord in monthly installments on the days on which the Base Rent is payable under this Lease, and Landlord shall be entitled to recover from Tenant each monthly installment of the Deficiency as the same shall arise. Tenant shall also pay to Landlord upon demand the costs incurred by Landlord in curing Tenant’s defaults existing at or prior to the date of such termination, the cost of recovering possession of the Premises and the Reletting Expenses. Tenant agrees that Landlord may file suit to recover any sums that become due under the terms of this Section from time to time, and all reasonable costs and expenses of Landlord, including attorneys’ fees and costs incurred in connection with such suits shall be payable by Tenant on demand.

13.2.6 Certain Terms Defined. For purposes of this Subsection 13.2.6, “Reletting Alterations” shall mean all repairs, changes, improvements, alterations or additions made by Landlord in or to the Premises to the extent deemed reasonably necessary by Landlord to prepare the Premises for the re-leasing following an Event of Default; and “Reletting Expenses” shall mean the reasonable expenses paid or incurred by Landlord in connection with any releasing of the Premises following an Event of Default, including, without limitation, marketing expenses, brokerage commissions, attorneys’ fees, the costs of Reletting Alterations, tenant allowances and other economic concessions provided to the new tenant.

13.3 Landlord’s Right to Cure Defaults. If Tenant shall default in the observance or performance of any condition or covenant on Tenant’s part to be observed or performed under or by virtue of any of the provisions of this Lease, and such default continues beyond any applicable notice and cure period or Landlord reasonably determines that an emergency exists, Landlord, without being under any obligation to do so and without thereby waiving such default, may, after prior notice (except in the event of an emergency) remedy such default for the account and at the expense of Tenant. If Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney’s fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligation incurred and costs, shall be paid upon demand to Landlord by Tenant as Additional Rent pursuant to Section 4.4 hereof and if not so paid with interest from its due date until paid at the lesser of eighteen percent (18%) per annum or the maximum legal rate that Landlord may charge Tenant.

13.4 Disposition of Tenant’s Property. In addition to Landlord’s rights under Section 8.4 hereof, Landlord shall have the right to handle, remove, discard or store in a commercial warehouse or otherwise, at Tenant’s sole risk and expense, any of Tenant’s Property that is not removed by Tenant at the end of the Term. Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such property so long as the same shall be in Landlord’s possession or under Landlord’s control.

13.5 Reletting. In connection with any reletting of the Premises following an Event of Default, Landlord shall be entitled to grant such rental and economic concessions and other incentives as may be customary for similar space in the Route 128 North submarket. Subject to applicable law, Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting. Notwithstanding anything in this Lease to the contrary, after any termination of this Lease on account of an Event of Default, Landlord shall use commercially reasonable efforts to relet the Premises on such terms as Landlord may determine, for any term(s), and may grant market concessions or free rent to the extent that Landlord considers reasonably advisable and necessary to relet the same, and may make such reasonable alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary for the purpose of reletting the Premises. The making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises, (ii) relet the Premises before leasing other vacant space in the Building or to show the Premises on a priority basis, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in comparable buildings.

13.6 No Accord and Satisfaction. Landlord may collect and receive any rent due from Tenant, and the payment thereof shall not constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord, or be held to waive, affect, change, modify or alter the rights or remedies that Landlord has against Tenant in equity, at law, or by virtue of this Lease. No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement on any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (a) recover the remaining balance of such unpaid rent, or (b) pursue any other remedy provided in this Lease.

13.7 Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in proceeding for bankruptcy, insolvency, arrangement or reorganization by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater, equal to or less than the amount of the loss or damage that Landlord has suffered. Without limiting any of the provisions of this Article 13. if pursuant to the Bankruptcy Code, as the same may be amended, Tenant is permitted to assign this Lease in disregard of the restrictions contained in Article 12. Tenant agrees that adequate assurance of future performance by the assignee permitted under the Bankruptcy Code shall mean the deposit of cash security with Landlord in any amount equal to all Rent payable under this Lease for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed. If Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (a) the brokerage commissions, if any, and other expenses reasonably designated by the assignee as paid for the purchase of Tenant’s property in the Premises, shall be and become the sole exclusive property of Landlord and shall be paid over to Landlord directly by such assignee. In addition, adequate assurance shall mean that any such assignee of this Lease shall have a net worth indicating said assignee’s reasonable ability to pay the Rent, and abide by the terms of this Lease for the remaining portion thereof applying commercially reasonable standards.

13.8 Arbitration. Any dispute arising out of or relating to Article 5 of this Lease (with respect to the issues expressly stated therein) shall be submitted to and determined in binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted before and by a single arbitrator selected by the parties. If the parties have not selected an arbitrator within thirty (30) days of written demand for arbitration, the arbitrator shall be selected by the Boston office of the American Arbitration Association pursuant to the then current rules of that Association on application by either party. The arbitrator shall have authority to fashion such just, equitable and legal relief as he, in his sole discretion, may determine. The parties agree that the arbitration hearing shall be held within thirty (30) business days following notification to the parties of the appointment of such arbitrator, and that the arbitration proceedings shall be concluded within thirty (30) business days following the first scheduled arbitration hearing. Each party shall bear all its own expenses of arbitration and shall bear equally the costs and expenses of the arbitrator. All arbitration proceedings shall be conducted in the City of Boston, Commonwealth of Massachusetts. Landlord and Tenant further agree that they will faithfully observe this agreement and rules, and that they will abide by and perform any award rendered by the arbitrator and that a judgment of the court having jurisdiction may be entered upon the award. The duty to arbitrate shall survive the cancellation or termination of this Lease.

13.9 Waiver of Trial By Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY SUMMARY PROCESS, EVICTION OR OTHER STATUTORY REMEDY WITH RESPECT THERETO. EACH PARTY HAS BEEN REPRESENTED BY, AND HAS RECEIVED THE ADVICE OF, LEGAL COUNSEL WITH RESPECT TO THIS WAIVER.

ARTICLE 14 SUBORDINATION; ATTORNMENT AND RIGHTS OF MORTGAGE HOLDERS

14.1 Subordination. This Lease and all of Tenant’s rights hereunder are, and shall be, subject and subordinate at all times to the lien of any mortgages or ground leases (each, a “Mortgage”) which may now exist or hereafter affect the Property, or any portion thereof, in any amount, and to all renewals, modifications, consolidations, replacements, and extensions of such Mortgages. This Section shall be self-operative and no further subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any commercially reasonable instrument that Landlord or the holder of any Mortgage or its assigns or successors in interest (each such holder, a “Mortgagee”) may reasonably request to evidence such subordination, the parties agreeing that the form attached hereto as Exhibit 14.1 is commercially reasonable.

Notwithstanding the foregoing, Landlord agrees that it shall use commercially reasonable efforts to obtain from its existing Mortgagee for the benefit of Tenant a subordination, non-disturbance and attornment agreement (an “SNDA”) substantially in the form attached hereto as Exhibit 14.1. Landlord’s failure to obtain any SNDA under this paragraph shall not result in a default under this Lease.

14.2 Attornment by Tenant. In the event that any such first Mortgage is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, at the option of the Mortgagee or the grantee or purchaser in foreclosure, notwithstanding any subordination of any such lien to this Lease, attorn to and become the Tenant of the successor in interest to Landlord. Tenant covenants and agrees to execute and deliver, within ten (10) business days following delivery of request by Landlord, Mortgagee, or by Landlord’s successor in interest and in the form reasonably requested by Landlord, Mortgagee, or by Landlord’s successor in interest, any additional documents evidencing the priority or subordination of this Lease with respect to the lien of any such first Mortgage, which additional documents shall be satisfactory to Tenant, Landlord, Mortgagee, and Landlord’s successors in interest.

14.3 Limitation of Mortgagees’ Liability. Notwithstanding any other provision of this Lease to the contrary, no holder of any such Mortgage shall be obligated to perform or liable in damages for failure to perform any of Landlord’s obligations under this Lease unless and until such holder shall foreclose such mortgage or otherwise acquire title to or succeed to the interest of Landlord in the Building, and then shall only be liable for Landlord’s obligations arising or accruing after such foreclosure, succession or acquisition of title. No such holder shall ever be obligated to perform or be liable in damages for any of Landlord’s obligations to the extent arising or accruing before such foreclosure or acquisition of title. Such holder’s obligations and liabilities shall in any event be subject to, and holder shall have the benefit of, Section 16.15 hereof. Tenant shall never pay the Base Rent, Additional Rent or any other charge more than thirty (30) days prior to the due date thereof, and any payments made by Tenant in violation of this provision shall be a nullity as to such holder, and Tenant shall remain liable to such holder therefor. ant agrees on request of Landlord to execute and deliver from time to time any reasonable agreement which may be necessary to implement the provisions of this Section 14.3.

14.4 Estoppel Certificates. Tenant shall at any time, and from time to time, upon not less than ten (10) business days prior written notice from Landlord execute, acknowledge and deliver to Landlord, to any prospective purchaser, or Mortgagee, a written estoppel certificate of Tenant in the form attached as Exhibit 14.4 or any other commercially reasonable form. It is intended that any such certificate of Tenant delivered pursuant to this Section 14.4 may be relied upon by Landlord and any prospective purchaser or the Mortgagee of any part of the Property.

14.5 Quiet Enjoyment. Provided no Event of Default shall have occurred and be continuing, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities lawfully claiming by or through Landlord; subject, however, to the provisions of this Lease.

14.6 Mortgagee Approval. Landlord and Tenant hereby agree that this Lease is subject to the review and approval of Landlord’s Mortgagee in accordance with the terms of the mortgage loan documents executed by Landlord in connection with its financing of the Property. Landlord shall submit this Lease to its Mortgagee promptly upon Tenant’s execution and delivery of this Lease to Landlord, and Landlord shall promptly advise Tenant of its Mortgagee’s decision. Notwithstanding anything herein to the contrary, if Landlord executes and delivers this Lease to Tenant, then Landlord’s Mortgagee shall be deemed to have reviewed and approved this Lease.

ARTICLE 15 NOTICES

15.1 Manner of Notice.

15.1.1 Notices; Addresses. All notices, demands and other communications (“notices”) permitted or required to be given under this Lease shall be in writing and sent by personal service, certified mail (postage prepaid) return receipt requested or by a nationally recognized overnight courier service to the following addresses or to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Section 15.1:

If to Tenant:	at the Premises,
Attention: Chief Financial Officer

With copies to:	Nixon Peabody LLP 100 Summer Street
Boston, Massachusetts 02110-2131
Attention: Matthew R. Lynch

If to Landlord:	DIV Bedford, LLC c/o The Davis Companies
125 High Street, 21st Floor Boston, MA 02110
Attention: Cappy Daume

With copies to:	DIV Bedford, LLC c/o The Davis Companies
125 High Street, 21st Floor
Boston, MA 02110
Attention: General Counsel

15.1.2 Delivery. Notices shall be deemed to have been given (a) when hand delivered (provided that delivery shall be evidenced by a receipt executed by or on behalf of the addressee if delivered by personal service) if personal service is used, (b) the sooner of the date of receipt or the date that is three (3) business days after the date of mailing thereof if sent by postage pre-paid registered or certified mail, return receipt requested, and (d) one (1) business day after being sent by Federal Express or other reputable overnight courier service (with delivery evidenced by written receipt) if overnight courier service is used.

ARTICLE 16 MISCELLANEOUS

16.1 Brokers. Landlord and Tenant warrant to each other that they have had no dealings with any broker, agent or finder in connection with this Lease. Both parties hereto agree to protect, indemnify and hold harmless the other from and against any and all expenses with respect to any compensation, commissions and charges claimed by any broker, agent or finder with respect to this Lease or the negotiation thereof that is made by reason of any action or agreement by such party.

16.2 Building Name. The Building and the Property may be known by such name as Landlord, in its sole discretion, may elect, and Landlord shall have the right from time to time to change such designation or name without Tenant’s consent upon prior written notice to Tenant.

16.3 Authority. Tenant hereby covenants and warrants that Tenant is a duly authorized and existing entity, that Tenant is duly qualified to do business in Massachusetts, that Tenant has full right and authority to enter into this Lease, and that each person signing on behalf of Tenant is duly authorized to do so and that no other signatures are necessary. Landlord represents and warrants to Tenant that Landlord possesses fee title to the Property and, upon the approval of Mortgagee pursuant to Section 14.6, above, that it is authorized to enter into this Lease.

16.4 Interpretation. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The words used in neuter gender include the masculine and feminine. If there is more than one Tenant, the obligations under this Lease imposed on Tenant shall be joint and several. The captions preceding the articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease. This Lease may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original and all of which together shall constitute one instrument.

16.5 Modifications. Neither this Lease nor any term or provision hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

16.6 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the full extent permitted by law.

16.7 Entire Agreement. Landlord’s employees, representatives and agents have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall be effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease, including the Exhibits hereto, which are made part of this Lease, contain the entire agreement of the parties and all prior negotiations and agreements are merged herein. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Property, or this Lease except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

16.8 No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the leasehold Premises or any interest in such fee estate.

16.9 Easements. Landlord reserves the right, from time to time, to grant easements and rights, make dedications, agree to restrictions and record maps affecting the Property as Landlord may deem necessary or desirable, so long as such easements, rights, dedications, restrictions, and maps do not unreasonably interfere with the access to or use of the Premises by Tenant; and this Lease shall be subordinate to such instruments. Subject to the provisions of Article 14, above, this Lease is subject and subordinate to all matters of record now existing or hereafter affecting the Property. Tenant specifically acknowledges that the Property is subject to that certain Notice of Activity and Use Limitation dated October 6, 2011 and recorded at Book 57925, Page 557 of the Middlesex South Registry of Deeds, the provisions of which are incorporated herein by reference.

16.10 Bind and Inure. The terms, provisions, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and, except as otherwise provided herein, their respective heirs, legal representatives, successors and assigns. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several. All agreements, covenants and indemnifications contained herein or made in writing pursuant to the terms of this Lease by or on behalf of Tenant shall be deemed material and shall survive expiration or sooner termination of this Lease.

16.11 Remedies Cumulative; No Waiver. No remedy or election hereunder shall be deemed exclusive, but shall wherever possible, be cumulative with all other remedies at law or in equity. No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provision. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. No reference to any specific right or remedy shall preclude the exercise of any other right or remedy permitted hereunder or that may be available at law or in equity. No failure by Landlord or Tenant to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent by Landlord during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition.

16.12 Tenant’s Financial Statements. Unless Tenant is a publicly traded company, Tenant shall, upon Landlord’s request, furnish Landlord annually, within one hundred eighty (180) days after the end of each fiscal year of Tenant, copies of the balance sheets of Tenant, as at the close of such fiscal year, and statements of income and retained earnings of Tenant for such year, prepared in accordance with generally accepted accounting principles or another accounting method reasonably approved by Landlord, and, if such is Tenant’s normal practice, audited by Tenant’s independent certified public accountants and, if not, certified as true and correct by Tenant’s chief financial officer. Landlord shall keep Tenant’s financial statements provided by Tenant pursuant to this Section 16.12 confidential other than to Landlord’s officers, directors, employees, agents, accountants, attorneys, mortgagees, or prospective mortgagees, or purchasers or prospective purchasers of Landlord’s interest in the Building, provided that such recipients hold such information confidential. Tenant also agrees to furnish to Landlord within ten (10) days following Landlord’s written request therefor (which request shall not be made more than once in any fiscal year unless made in connection with a proposed sale, financing or re-financing of the Building, re-capitalization of Landlord, or following an Event of Default), copies of such financial statements identified above as are then available and balance sheets and cash flow statements for the then current fiscal year prepared in accordance with generally accepted accounting principles or another accounting method reasonably approved by Landlord, and on an unaudited basis certified as true and correct by Tenant’s chief financial officer.

16.13 Attorney’s Fees. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. With respect to Landlord’s attorneys’ fees, such fees shall specifically include the fees and expenses of the in-house legal staff of Landlord and its affiliates.

16.14 Landlord Approvals. Whenever Tenant is required to obtain Landlord’s consent hereunder, Tenant agrees to reimburse Landlord all reasonable out-of-pocket expenses incurred by Landlord in connection therewith, including reasonable attorney’s fees in order to review documentation or otherwise determine whether to give its consent. Tenant shall pay Landlord’s invoice for any such amounts within thirty (30) days following Landlord’s delivery of its invoice therefor. Any provision of this Lease which requires Tenant to obtain Landlord’s consent to any proposed action by Tenant shall not be the basis for an award of damages or give rise to a right of setoff on Tenant’s behalf, but may be the basis for a declaratory judgment or injunction with respect to the matter in question.

16.15 Landlord’s and Tenant’s Liability. Tenant shall look only to Landlord’s estate in the Property (or the proceeds thereof) for the satisfaction of Tenant’s remedies with respect to any liability, default or obligation of Landlord under this Lease or otherwise regarding Tenant’s leasing, use and occupancy of the Premises pursuant hereto, including without limitation for the collection of any monetary obligation, judgment or other judicial process requiring the payment of money by Landlord. None of Landlord’s members, stockholders, officers, directors, partners, trustees, beneficiaries or employees shall be personally liable hereunder, nor shall any of Landlord’s property, other than the Property, be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s said remedies. Landlord shall not under any circumstances be liable for any special, indirect or consequential damages of Tenant, including lost profits or revenues. No owner of the Property shall be liable under this Lease except for breaches of Landlord’s obligations occurring while such owner owns the Property. For purposes hereof, “Landlord’s estate in the Property” shall include insurance proceeds, proceeds resulting from a taking and sale proceeds.

No party other than the Tenant entity itself shall be personally liable for any obligation of Tenant under this Lease, including but not limited to, any employee, principal, agent, signatory or the like.

Notwithstanding anything in this Lease to the contrary, Tenant shall not under any circumstances be liable for any special, indirect or consequential damages of Landlord, including lost profits or revenues, except for special, indirect or consequential damages payable by Tenant under Section 2.2 and Section 7.6.2.1, above.

16.16 Time of Essence. TIME IS OF THE ESSENCE with respect to the due performance of the terms, covenants and conditions herein contained; provided, however, that no delay or failure to enforce any of the provisions herein contained and no conduct or statement shall waive or affect any of Landlord’s or Tenant’s rights hereunder.

16.17 Confidentiality. Tenant agrees: (a) to treat the terms of this Lease, and the terms of any existing and future amendments and modifications to this Lease (the “Confidential Information”) as confidential during the Term of this Lease and for the one (1) year period following the expiration or sooner termination of the Lease (the “Non-Disclosure Period”), and (b) not to disclose, directly or indirectly, to any third party nor permit any third party to have access to any or all of such (Confidential Information during the Non-Disclosure Period, including, without limitation, any Property tenants and any brokers (but excluding Tenant’s brokers, agents, attorneys and accountants, provided that any disclosures to the same are held subject to the provisions of this Section 16.17). Landlord acknowledges that Tenant shall also have the right to disclose such Confidential Information only to the extent that such disclosure is required by law or court order or by discovery rules in any legal proceeding. Tenant’s agreements with respect to the Confidential Information shall survive the expiration or earlier termination of the Lease. Notwithstanding the foregoing, Tenant shall have no liability to Landlord for any breach of its obligations under this Section 16.17 (but Landlord shall be entitled to obtain equitable relief to enforce the provisions of this Section 16.17).

16.18 Submission. Submission of this instrument for examination does not constitute a reservation of or option for lease of the Premises, and it is not effective as a lease or otherwise until this Lease has been executed by both Landlord and Tenant and a fully executed copy has been delivered to each.

16.19 Governing Law. This Lease and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

16.20 OFAC List. Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business with (“OFAC List”). Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any legal requirement or applicable laws. Tenant acknowledges and agrees that as a condition to the requirement or effectiveness of any consent to any Transfer by Landlord pursuant to Section 12.1, Tenant shall cause the Transferee, for the benefit of Landlord, to affirm, on behalf of such Transferee, the representations of, and to otherwise comply with the obligations set forth in, this Section 16.20, and it shall be reasonable for Landlord to refuse to consent to a Transfer in the absence of such reaffirmation and compliance. Tenant agrees that breach of the representations and warranties set forth in this Section 16.20 shall at Landlord’s election be a default under this Lease for which there shall be no cure. This Section 16.20 shall survive the termination or earlier expiration of the Lease.

16.21 Rent Not Based On Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

16.22 Force Majeure. In the event Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required under this Lease to be performed by Landlord or Tenant, as applicable, by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restricted governmental law or regulations, riots, insurrection, war or other reason of a like nature (collectively, “Force Majeure”), then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay (provided, however, that in no event shall this Section 16.22 excuse the payment of sums due under this Lease).

ARTICLE 17 ROOFTOP RIGHTS

17.1 Rooftop Rights.

Landlord grants Tenant the appurtenant, non-exclusive, and irrevocable (except upon the expiration or earlier termination of this Lease) license at no additional charge, but otherwise subject to the terms and conditions of this Lease, to use a portion of the roof of the Building approved by Landlord (the “Rooftop Installation Area”) to operate, maintain, repair and replace a supplemental heating, ventilating and air conditioning unit (or units), appurtenant to the uses permitted under Section 7.1 of the Lease (collectively, the “Supplemental HVAC Unit”). The exact location and layout of the Rooftop Installation Area shall be approved by Landlord and Tenant in their reasonable discretion. Any electricity consumed by the Supplemental HVAC Unit shall be paid for by Tenant in the manner applicable to electricity to the Premises under this Lease.

Tenant shall install the Supplemental HVAC Unit at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the provisions of this Lease, including without limitation Section 8.3. Tenant shall not install or operate the Supplemental HVAC Unit until it receives prior written approval of the plans for such work in accordance with Section 8.3. Landlord may withhold approval if the installation or operation of the Supplemental HVAC Unit reasonably would be expected to damage the structural integrity of the Building. Landlord may condition its approval of the Supplemental HVAC Unit upon Tenant’s structural re-enforcement of the roof as deemed necessary or desirable by Landlord in order to accommodate the Supplemental HVAC Unit. Tenant shall cooperate with Landlord as reasonably required to accommodate any re-roofing of the Building during the Term and Tenant shall be responsible for any costs associated with working around, moving or temporarily relocating Tenant’s Roof Equipment. Landlord shall use commercially reasonable efforts to complete any such re-roofing as soon as is practicable. Tenant shall have access to the rooftop for the purposes of exercising its rights and obligations under this Article 17 twenty-four (24) hours per day and seven (7) days per week, subject to Landlord’s reasonable security measures.

Tenant shall engage Landlord’s roofer before beginning any rooftop installations or repairs of the Supplemental HVAC Unit, whether under this Article 17 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof. Tenant shall obtain a letter from Landlord’s roofer following completion of such work stating that the roof warranty remains in effect. Tenant, at its sole cost and expense, shall cause a qualified employee or contractor to inspect the Rooftop Installation Area at least quarterly and as often as recommended by the manufacturer of the Supplemental HVAC Unit and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation or operation of the Supplemental HVAC Unit. Tenant shall pay Landlord following a written request therefor, with the next payment of Base Rent, (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s use of the Rooftop Installation Area and (ii) the amount of any increase in Landlord’s insurance premiums as a result of the installation of the Supplemental HVAC Unit. The Supplemental HVAC Unit shall be screened or otherwise designed so that it is not visible from the ground level of the Property. Unless Landlord notifies Tenant to the contrary at least thirty (30) days prior to the expiration of the Term, the Supplemental HVAC Unit shall be removed by Tenant at its own expense at the expiration or earlier termination of the Term or Tenant’s right to possession hereunder and, in such event, Tenant shall repair any damage caused by such removal.

Tenant agrees that the installation, operation and removal of the Supplemental HVAC Unit shall be at its sole risk. Tenant shall indemnify and defend Landlord and Landlord’s agents and employees against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury (except to the extent due to the negligence or willful misconduct of Landlord or its employees, agents or contractors) arising out of the installation, use, operation, or removal of the Supplemental HVAC Unit by Tenant or its employees, agents, or contractors, including any liability arising out of Tenant’s violation of this Article 17. The provisions of this paragraph shall survive for one (1) year following the expiration or earlier termination of this Lease.

Landlord may have granted and may hereafter grant roof rights to other parties, and permit installations on the rooftop by other parties, including other Building tenants in the event that Tenant is no longer the sole tenant of the Building. If the Supplemental HVAC Unit (i) causes physical damage to the structural integrity of the Building, (ii) materially interferes with any telecommunications, mechanical or other systems located at or servicing the Building or any building, premises or location in the vicinity of the Building, Tenant shall promptly cooperate with Landlord or any other tenant or third party making such claim to determine the source of such interference and effect a prompt solution at Tenant’s expense (if the Supplemental HVAC Unit caused such interference or damage).

Based on Landlord’s good faith determination that such relocation is necessary, Landlord reserves the right to cause Tenant to relocate the Supplemental HVAC Unit located on the roof to comparably functional space on the roof by giving Tenant prior notice of such intention to relocate. If within thirty (30) days after receipt of such notice Tenant has not agreed with Landlord on the space to which the Supplemental HVAC Unit is to be relocated, the timing of such relocation, and the terms of such relocation, then Landlord shall have the right to make all such determinations in its reasonable judgment. Landlord agrees to pay the reasonable cost of moving the Supplemental HVAC Unit to such other space, taking such other steps necessary to ensure comparable functionality of the Supplemental HVAC Unit, and finishing such space to a condition comparable to the then condition of the current location of the Supplemental HVAC Unit. Tenant shall arrange for the relocation of the Supplemental HVAC Unit within sixty (60) days after a comparable space is agreed upon or selected by Landlord, as the case may be. In the event Tenant fails to arrange for said relocation within the sixty (60) day period, Landlord shall have the right to arrange for the relocation of the Supplemental HVAC Unit at Landlord’s expense, all of which shall be performed in a manner designed to minimize interference with Tenant’s business.

[remainder of page left intentionally blank – signatures on following page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD:

DIV BEDFORD, LLC
a Massachusetts limited liability company

By:	Bedford Manager Corp., a
Massachusetts corporation

	By:	/s/ Richard McCready
Name: Richard McCready
Title: [President or Vice President]

	By:	/s/ Jordanna Ferreira
Name: Jordanna Ferreira
Title: [Treasurer or Assistant Treasurer]

TENANT:

KALEIDO BIOSCIENCES, INC., a
Delaware corporation

By:	/s/ Michael Bonney
Name: Michael Bonney
Title: Chairman and CEO

By:	/s/ Jeffrey R. Moore
Name: Jeffrey R. Moore
Title: SVP Finance & Administration/Treasurer

EXHIBIT 1.1-1

PLAN OF PREMISES

ELEVATOR MACHINE ROOM
MAIN ELEC. ROOM
MAIN MECH. ROOM
SPRINKLER ROOM
LIMIT OF FIRST FLOOR PREMISES

EXHIBIT "A"
FIRST FLOOR

18 CROSBY DRIVE
BEDFORD, MASSACHUSETTS

2017_0237LE1 05/12/2017

SECOND FLOOR
ELEC. ROOMS
LIMIT OF SECOND
FLOOR PREMISES

EXHIBIT "B"
SECOND FLOOR
18 CROSBY DRIVE
BEDFORD, MASSACHUSETTS
2017_0237LE2 05/12/2017

EXHIBIT 1.1-2

LEGAL DESCRIPTION

4-18 Crosby Drive, Bedford, Massachusetts

Real property at 4-18 Crosby Drive, in the Town of Bedford, County of Middlesex, Commonwealth of Massachusetts, described as follows:

Parcels 1 & 2

A certain parcel of land situated on the westerly side of Crosby Drive in the Town of Bedford, in the County of Middlesex, Commonwealth of Massachusetts, bounded and described as follows:

Beginning at a point in the westerly line of Crosby Drive at the most northerly corner of the granted premises at land now or formerly of Beacon Properties Limited Partnership, thence

S 16° 24’ 24” E	a distance of Nine Hundred Ninety-Two and Fifty-Four Hundredths feet (992.54’) to a point; thence

S 15° 54’ 05” E	a distance of Two Hundred Twenty-Six and Eight Hundredths feet (226.08’) to a point; thence

S 74° 05’ 55” W	a distance of Twenty-Two and No Hundredths feet (22.00’) to a point; thence

S 15° 54’ 05” E	a distance of Four and Three Hundredths feet (4.03’) to a point; thence

SOUTHERLY	and curving to the left along the arc of a curve having a radius of Nine Hundred Seventy and Seventy-Three Hundredths feet (970.73’), a length on One Hundred Fifty-Nine and Sixty-Nine Hundredths feet (159.69’) to a point; thence

SOUTHERLY	and curving to the right along the arc of a curve having a radius of Twenty and No Hundredths feet (20.00’), a length of Thirty-One and Four- Hundredths feet (31.04’) to a point; the previous six (6) courses being along the westerly line of Crosby Drive; thence

S 63° 35’ 55” W	a distance of Sixty-Five and Ninety Hundredths feet (65.90’) to a point; thence

WESTERLY	and curving to the right along the arc of a curve having a radius of Thirty and No Hundredths Feet (30.00’), a length of Thirty-Five and Fifty-Five Hundredths feet (35.55’) to a point; thence

And curving to the left along the arc of a curve having a radius of Four- Hundred Twenty and no hundredths feet (420.00’), a length of Three Hundred Two and Eighty Hundredths feet (302.80’) to a point; thence

N 89°49’ 15" W	a distance of Two Hundred Ninety-Three and Four Hundredths feet (293.04’) to a point; thence

NORTHWESTERLY	and curving to the right along the arc of a curve having a radius of One Hundred and No Hundredths feet (100.00’), a length of One Hundred Nineteen and Thirty-Six Hundredths feet (119.36’) to a point at a Parcel 4; the previous five (5) courses being along the northerly line of Crosby Road; thence

N 21° 25’ 56” W	a distance of Five Hundred Four and Seventy Hundredths feet (504.70’) to a point; thence

N 21° 56’ 20” W	a distance of Two Hundred Eighty-Three and One Hundredth feet (283.01’) to a point at Parcel 3; the previous two (2) courses by Parcel 4; thence

N 64°00’ 04” E	a distance of Sixty-Four and Forty-Three Hundredths feet (63.43’) to a point; thence

N 41°27’ 31” E	a distance of One Hundred Seventy and Thirty-Three Hundredths feet (170.33’) to a point at land now or formerly of Beacon Properties Limited Partnership, the previous two (2) courses by Parcel 3; thence

N 57° 00’14” E	a distance of Two Hundred Ninety-Two and Thirty-Four Hundredths feet (292.34’) to a drill hole; thence

N 58° 05’ 16” E	a distance of Ninety-One and Ten Hundredths feet (91.10’) to a drill hole; thence

N 57° 40’ 22” E	a distance of Two Hundred Fifteen and Ninety-Nine Hundredths feet (215.99’) to the Point of Beginning.

The above described Parcel of land contains an area of 838,376 square feet, more or less or 19.2465 acres, more or less, and is more particularly shown as Parcel 1 & 2 on a plan entitled “Plan of Land at 2-14 Crosby Drive, Bedford, Mass (Middlesex County) prepared for Bedford Business Park Limited Partnership, Scale: 50 feet to an inch, dated Nov. 1, 1996, by the BSC Group, Inc.,” recorded with the Middlesex South District Registry of Deeds as Plan No. 1246 of 1996.

Parcel 3

A certain parcel of land situated off the northwesterly end of Crosby Road in the Town of Bedford, in the County of Middlesex, Commonwealth of Massachusetts bounded and described as follows:

Beginning at a point in the most southerly corner of the granted premises at the most westerly corner of Parcel 1 & 2 at Parcel 4; said point being Seven Hundred Eighty-seven and Seventy-One Hundredths feet (787.71’) along the line separating Parcel 1 & 2 and Parcel 4 from the most northwesterly end of Crosby Road, thence

N 23° 06’ 22” W	by Parcel 4, a distance of Two Hundred Ninety-Nine and Fifty-One Hundredths feet (299.51’) to a point at land now or formerly of Beacon Properties Limited Partnership; thence

N 59° 22’ 33” E	a distance of Two Hundred Nine and Ninety-Five Hundredths feet (200.95’) to a point; thence

S 25° 23’ 47” E	a distance of Two Hundred Fifty and Seventy-Seven Hundredths feet (250.77’) to a point at Parcel 1 & 2; the previous two (2) courses by land now or formerly of Beacon Properties Limited Partnership; thence

S 41° 27’ 31” W	a distance of One Hundred Seventy and Thirty-Three Hundredths feet (170.33’) to a point; thence

S 64° 00’ 04” W	a distance of Sixty-Four and Forty-Three Hundredths feet (64.43’) to the Point of Beginning; the previous two (2) courses by Parcel 1 & 2.

The above described Parcel of land contains an area of 60,990 square feet, more or less, or 1.4001 acres, more or less, and is more particularly shown as Parcel 3 on a plan entitled “Plan of Land at 2-14 Crosby Drive, Bedford, Mass. (Middlesex County) prepared for Bedford Business Park Limited Partnership, scale 50 feet to an inch, dated Nov. 1, 1996 by the BSC Group, Inc.” recorded with the Middlesex South District Registry of Deeds as Plan No. 1246 of 1996.

Parcel 4

All of Bedford Business Park Limited Partnership’s Right, Title and Interest in and to the following described Parcel of Land:

A certain Parcel of land situated on the northwesterly end of Crosby Road in the Town of Bedford, in the County of Middlesex, Commonwealth of Massachusetts, bounded and described as follows:

Beginning at a point in the most westerly end of Crosby Road at the most southerly corner of the granted premises at the easterly line of Route 3; thence

N 21°25; 56” W	by the easterly line of Route 3, a distance of Four Hundred Fifty-Three and Seven Hundredths feet (453.07’) to a stone bound at land now or formerly of Beacon Properties of Limited Partnership; thence

N 21°48’ 17” W	a distance of Three Hundred Ninety-One and Ninety-One Hundredths feet (391.91’) to a point; thence

N 23° 01’27”W	a distance of One Hundred seventeen and Eighty-two Hundredths feet (117.82’) to a point; thence

N 05° 17’ 44” W	a distance of Forty-One and Thirty-Two Hundredths feet (41.32’) to a point; thence

N 22° 50’28” W	a distance of One Hundred Seven and Nine Hundredths feet (107.09’) to a point; thence

N 00° 22’ 29” W	a distance of Fourteen and Ninety-Six Hundredths feet (14.96’) to a point; thence

N 59° 22’ 23” E	a distance to Twenty-Four and Fourteen Hundredths feet (24.14’) to a point at Parcel 3; the previous six courses by land now or formerly of Beacon Properties Limited Partnership; thence

S 23° 06’ 22” E	by Parcel 3, a distance of Two Hundred Ninety-Nine and Fifty-One Hundredths feet (299.51’) to a point at Parcel 1 & 2; thence

S 21° 56’ 20” E	a distance of Two Hundred Eighty-Three and One Hundredth feet (283.01’) to a point; thence

S 21° 25’ 56” E	a distance of Five Hundred Four and Seventy Hundredths feet (504.70’) to a point in the northwesterly end of Crosby Road; the previous two (2) courses by Parcel 1 & 2; thence

S 25°47’ 26” W	along the northwesterly end of Crosby Road, a distance of Fifty-Nine and Twenty-Five Hundredths feet (59.25’) to the Point of Beginning.

The above described Parcel of land contains an area of 46,110 square feet, more or less, or 1.0585 acres, more or less, and is more particularly shown as Parcel 4 on a plan entitled “Plan of Land at 2-14 Crosby Drive, Bedford, Mass. (Middlesex County) prepared for Bedford Business Park Limited Partnership, scale 50 feet to an inch, dated Nov. 1, 1996 by the BSC Group, Inc.” recorded with the Middlesex South District Registry of Deeds as Plan No. 1246 of 1996.

LESS AND EXCEPT so much of Parcel 4 as was taken by virtue of Layout No. 7652 and Order of Taking by the Massachusetts Department of Highways, for the alteration of Route 3, dated September 11, 2002, recorded in Book 36449, Page 166, as shown on Plan No. 998 of 2002, recorded therewith.

A portion of Parcel 4 is Registered Land as follows:

One-half Crosby Road opposite Lot 2, but not opposite Lot 1, as shown on a subdivision plan, as approved by the Court, filed in the Land Registration Office for the South Registry District of the Middlesex County in Registration Book 855, Page 41, with Certificate No. 144991 (Plan No. 31882B).

Together with benefit of that certain appurtenant easement as set forth in Easement Agreement by and between MA-Crosby Corporate Center, L.L.C. as Grantor, and Boston Properties Limited Partnership, as Grantee, dated as of May 7, 2004, recorded in Book 43035, Page 303 and filed as Document No. 1337304.

Parcel 5

A parcel of land in the Town of Bedford, County of Middlesex, comprising a portion of the January 29, 1952 (Layout No. 3933) State highway layout of Route 3, the December 1, 1953 (Layout No. 4102) State highway alteration of Crosby Road, the September 11, 2002 (Layout No. 7652) State highway alteration of Crosby Drive, and the October 18, 2006 (Layout No. 7977) State highway alteration of Route 3 and bounded by the line described as follows:

Beginning	at a point on the northerly location line of Section 3 of the aforesaid September 11, 2002 (Layout No. 7652) State highway alteration of Crosby Drive, said point bearing N 48°20’25” E and being 107.94 feet distant from station 4+70.51 of Auxiliary baseline “A” of said 1953 layout and extends thence, leaving said location line by a curve to the right of 490.00 feet radius and 217.79 feet with a chord bearing of S 3°01’34” W and a chord length of 216.00 feet;

thence	by a curve to the right 165.00 feet radius 256.52 feet with a chord bearing S 60°17’48” W and a chord length of 231.45 feet;

thence	N 75°09’57” W 50.62 feet;

thence	N 54°13’39” W 302.73 feet;

thence	N 45°43’32” W 268.93 feet;

thence	N 44°15’11” W 79.75 feet to a point on the northerly location line of the aforesaid October 18, 2006 (Layout No. 7977) State highway alteration, said point bearing N 53°11 ‘34” E and being 169.21 feet distant from station 157+08.65 of the Main baseline of said 1952 layout;

thence	following the location line of said 2006 (Layout No. 7977) State highway alteration in four courses easterly and southeasterly about 14 feet, 14 feet, 13 feet, and 25 feet, respectively;

thence	following the location line of said December 1, 1953 (Layout No. 4102) State highway alteration in two courses easterly and southeasterly about 274 feet and 330 feet respectively;

thence	following said 2002 State highway layout in two courses northeasterly and southeasterly about 118 feet and 30 feet respectively to the point of beginning.

Being shown as Parcel 4-L5-1 on a plan entitled: “Massachusetts Department of Transportation Plan of Road in the Town of Bedford Middlesex County Altered and Laid Out as a State Highway by the Massachusetts Department of Transportation Highway Division Scale: 40 Feet to the Inch”. Plan prepared by: BSC Group, Inc. 15 Elkins Street, Boston MA 02127, and recorded as Plan No. 512 of 2015.

EXHIBIT 1.3

Plan

EXHIBIT 6.1

CLEANING SPECIFICATIONS

TENANT AREAS

Frequency	Service Description
Nightly	Dust sweep hard surfaces flooring.

Nightly	Damp mop hard surfaced flooring to remove spills and stains.

Nightly	Vacuum carpeted areas and rugs. Spot dean stains.

Nightly	Empty wastepaper baskets and waste receptacles, etc. Replace plastic liners in wastebaskets,

Nightly	Remove waste paper and waste materials to designated area in the building using janitor carriages.

Nightly	Dust and wipe clean windowsills, filing cabinets, table, bookcases, shelves and ledges. Rotating areas of the building to complete dusting all areas weekly.

Nightly	Spot clean to remove dirt, finger marks, smudges, etc. from doors, switch plates, light switches, wall and glass areas adjacent to doors, push plates, handles, railing, etc.

Nightly	Clean and sanitize drinking fountains and water coolers.

Weekly	Dust baseboards, chair rails, trim, molding and other “low-dust” areas. Rotating areas of the building to complete weekly.

Once every Three Months	Perform high dusting which includes the following:

Dust pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

Dust partitions, ventilating louvers and vents, walls, trim, etc. not reached in nightly cleaning.

Dust tops of cabinets, files, etc. not reached in nightly cleaning.

CLEANING SPECIFICATIONS
ELEVATOR LOBBIES AND PUBLIC CORRIDORS
Frequency	Service Description
Nightly	Dust sweep hard surfaced flooring.

Nightly	Wash tile flooring.

Nightly	Vacuum carpeting.

Nightly	Dust baseboards, trim, louvers, pictures, charts, graphs, doors etc. within reach.

Nightly	Remove dirt, finger marks, smudges, etc., from doors, door frames, walls switch plates, light switches, glass, push plates, handles, railings, molding, trim, pictures, etc.

Weekly	Do high dusting within normal reach.

MAIN ENTRANCE LOBBY
Frequency	Service Description
Nightly	Dust sweep and wash hard surfaces flooring.

Nightly	Floor mats are to be vacuumed.

Nightly	Vacuum carpeting.

Nightly	Dust baseboards, trim, louvers, molding, pictures, charts, planters, furnishings, guard stations and all other fixtures.

Nightly	Clean and rub down building directory, mail depository and all other decorative metal.

Nightly	Clean all entrance door glass.

Nightly	Empty and clean all waste receptacles and remove waste material to designated areas in the building.

CLEANING SPECIFICATIONS ELEVATORS
Frequency	Service Descriptions
Nightly	Floor In elevator cabs will be properly maintained. If carpeted, vacuum and spot clean; if hard-surfaced, sweep and wash.

Nightly	Clean and polish doors, inside and outside.

Nightly	Clean elevator saddles, door tracks, etc., keeping them free from dirt and debris: polish regularly as needed.

Nightly	Hand clean and polish baseboards, trim, railings, etc.

Nightly	Keep walls, panels, etc. dean and free from fingermarks and smudges: polish as needed using appropriate wood or metal polish.

STAIRWAYS
Frequency	Service Descriptions
Nightly	Police stairwells and remove trash and debris.

Weekly	Sweep stairs and landing: dust handrails, stringers, newels and risers, etc.

Quarterly	Wash stairs and landings.

CLEANING SPECIFICATIONS
LAVATORIES
Frequency	Service Descriptions
Nightly	Sweep and wash flooring with approved germicidal detergent solution.

Nightly	Wash and polish mirrors, shelves, bright work, etc. Including flush meters, piping and toilet seat hinges.

Nightly	Wash both sides of toilet seats, wash basins, bowls, and urinals with approved germicidal detergent solution.

Nightly	Dust and wipe dears partitions, tile walls, dispensers, doors, receptacles, etc. with special attention to areas behind sinks and around urinals, etc., remove graffiti.

Nightly	Fill toilet tissue, soap, and towel and sanitary napkin dispensers to full capacity with supplies.

Nightly	Empty and clean towel and sanitary disposal receptacles and remove waste material and refuse to a designated area In the building using Janitor carriages.

Monthly	Wash partitions, tile walls and enamel painted surfaces with approved germicidal detergent solution.

CLEANING SPECIFICATIONS

Frequency Service Description

Keep locker rooms, service closets, Janitor closets, etc. in neat and clean condition at all times.

Employees are to sign in and out for each shift works.

At the conclusion of all work assignments, lights are to be turned off, doors and windows closed and locked and premises left in neat and orderly condition.

Carpet Cleaning Program

Annually	Rotary shampoo and extract all common area carpeting including cafeteria eating area, locker rooms, common entrances, common lobbies, common hallways, elevators, etc.

EXHIBIT 7.4

RULES AND REGULATIONS

Note: Rules below marked with an asterisk (*) do not apply so long as the Premises includes 100% of the rentable area of the Building.

1.	ALL TENANTS are to conduct their businesses in a manner that shall not unreasonably annoy, disrupt or otherwise interfere with the rights of other tenants in the office park.

2.

At no time and under no circumstances shall Landlord have any responsibility for the storage or removal of any “medical waste”, “infectious waste”, “hazardous medical waste”, “hazardous physical waste” as such terms may from time to time be defined in any municipal, state, or federal statutes, laws, ordinances, rules, or regulations or may apply to Tenant or to the premises demised to Tenant because of the business, profession or activity carried on in the demised premises by Tenant, Tenant’s servants, agents, employees, invites, or anyone claiming by, through or under Tenant.

3.	The common areas and egress pathways must not be obstructed or used for any purpose other than ingress to and egress from any leased premises.

4.

Emergency egress stairway doors may NOT be “propped-open” for any reason. These stairways are for egress only and the stairway doors may be locked from the stair-side to prevent unwanted intrusion into the building.

5.

Tenant shall operate hvac equipment in a manner that is consistent with standards prescribed by building management. Tenant shall be responsible for any damage which may occur from improper operation such as leaving a thermostat at its lowest setpoint for an extended period of time causing a coil to freeze. Please check with building management to confirm proper operating procedures. There are to be NO supplemental heaters or heating elements within tenant spaces. Use of such devices presents a fire hazard.

6.

High intensity or accent lighting (holiday lighting, candles, heat lamps, etc.) is NOT PERMITTED, except for such lighting that is customary in connection with laboratory use, as it presents fire hazards.

7.

As required by local ordinances, Landlord shall, from time to time, test the building’s fire control and alarm systems. Tenant shall cooperate in familiarizing its employees with such fire alarm systems and shall make each of its employees aware of the fire exits within the Premises and shall cooperate with any fire drills, systems, test, inspections and/or repairs as may be required from time to time.

8.

*Building access, Loading Area access and transportation of materials, equipment, furniture, or supplies into and/or through the building must be scheduled, through the Management Office or Tenant Services Coordinator, to take place during non-business hours. (See “LOADING AREA RULES & REGULATIONS”, below)

9.

*Any equipment, computers, furniture, or items being removed from the building must be accompanied by a Property Removal Request (i.e., on Tenant’s letterhead, with authorization evidenced by Tenant’s Office Manager’s signature)

10.

Each tenant must provide the Property Management Office with a key to access its suite(s). Each key will be kept, by the Property Manager, in a secure, locked, key box. Each time a suite is re-keyed, a new key must be provided to the Property Management Office. Whenever possible please notify Management Office prior to re-keying so building key systems can be maintained.

No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof without the prior written consent of the Landlord, which shall not be unreasonably withheld. Tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, shops, booths, stands, offices and toilet rooms, either furnished to or otherwise procured by Tenant; and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

11.	There are no animals/pets of any kind (leashed, caged, muzzled) allowed into the building, with exception for service animals.

12.

To avoid damage to the building’s plumbing system or to prevent plumbing blockages, restroom trash receptacles (and NOT the toilets) are to be used for disposing of all paper towels, sanitary napkins, and objects foreign to toilet/plumbing systems. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees, or invitees, shall be paid for by Tenant, and Landlord shall not in any case be responsible therefore.

13.	Parking in Fire Lanes, except for medical and emergency vehicles is PROHIBITED BY LAW. All other vehicles are subject to being towed at the owner’s expense.

14.	All plans for proposed improvements to a tenant’s demised premises and any contractor proposed by a tenant must be approved in advance by Davis Management Co. (See Construction Rules.)

15.	No tenant may display any type of advertisements that would alienate site visitors or customers from another tenant’s business.

16.

Construction Rules and Regulations must be adhered to through the construction/improvement process (plan approval, permitting, insurance, delivery & construction scheduling, building access, alarm shut downs, inspections, and occupancy permit). See separate Construction Rules & Regulations.

17.

No trash or debris can be stored within tenant areas that might result in rodent infestation. All food, fluid, or wet trash must be disposed of in the site trash dumpster at the close of business each day.

18.

No tenant shall mark, paint, drill into, or in any way deface any part of the Demised Premises or the building of which they form a part. No boring, cutting, or stringing of wires shall be permitted, except with the prior written consent of the Landlord, and as the Landlord may direct.

19.

No space in the building, except as provided in individual leases, shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods, or property of any kind at auction.

20.

Delivery carts, hand trucks and similar devices must be properly equipped with rubber tires and protective guards. Tenant shall be held strictly responsible for any damage to the Premises caused by Tenant’s vendors, suppliers, agents or delivery services.

21.

No tenant shall occupy or permit any portion of the Demised Premises to be occupied for the possession, storage, manufacture or sale of narcotics or drugs, or any other illegal substance of any kind. No tenant shall occupy or permit any portion of the Demised Premises to be occupied for the possession, storage, manufacture or sale of liquor of any kind other than possession of liquor in connection with special events taking place at the Premises if such tenant is carrying host liquor liability insurance satisfactory to Landlord and other than the possession, storage, and use of alcohol as a necessary part of Tenant’s laboratory and pilot production activities in connection with the permitted use of the Premises.

22.

Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the building or its desirability as a building for offices or the reputation of the office park or its desirability to office tenants, and upon written notice from Landlord, such tenant shall refrain from or discontinue such advertising. Tenant shall not use the name of the building or its owner in any advertising without the express prior written consent of the Landlord.

23.

No tenant shall install or permit the installation or use of any machines dispensing goods for sale, including without limitation foods, beverages, cigarettes or cigars without first notifying Landlord.

24.

Canvassing, soliciting and pedaling in the building and the office park are prohibited and each Tenant shall cooperate to prevent the same by notifying the Landlord. Landlord reserves the right to inspect any parcel or package being removed from the building by Tenant, its employees, representatives and business invitees.

25.

*The main entrance, lobbies, passages, corridors, elevators and stairways or any exterior portions of the Site shall not be encumbered or obstructed by Tenant, Tenant’s agents, servants, employees, licensees or visitors. The moving in and out of all safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord may determine from time to time. Landlord reserves the right to inspect all freight and bulky matter to be brought into the Building and to exclude from the Building all freight and bulky matter which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are part.

26.

Except as otherwise expressly set forth in the Lease, no curtains, blinds, shades, screens, or signs other than those furnished by Landlord shall be attached to, hung in, or used in connection with any exterior window or suite entry door of the Premises without the prior written consent of the Landlord.

27.

*Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to reasonable hours designed by Landlord. Such activity may be supervised by Landlord and performed in the reasonable manner stated by Landlord.

28.

Landlord may prohibit any article, equipment, or any other item from being brought into the Building that would violate this Lease. Tenant is to assume all risk for damage to articles moved and injury to any persons resulting from such activity. If any equipment, property, and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

29.

Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment or items, which in all cases shall not in the opinion of Landlord exceed acceptable floor loading and weight distribution requirements. All damage done to the Building by the installation, maintenance, operation, existence or removal of any property of Tenant shall be repaired at the expense of Tenant.

30.	*Common area corridor doors, when not in use, shall be kept closed.

31.

No flammable, explosive, or dangerous fluid or substance shall be used or kept by Tenant in the Premises or Building, except for those substances as are typically found in similar premises used for general business office purposes or laboratory purposes and are being used by Tenant in accordance with all applicable laws, rules, and regulations and the Lease. Except as permitted by the within Lease, Tenant shall not, without Landlord’s prior consent, use, store, install, spill, remove, release or dispose of within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or hereafter considered toxic or hazardous materials under the provisions of any applicable environmental law which may now or hereafter be in effect. If the foregoing is permitted by the within Lease or if Landlord does give written consent to Tenant pursuant to the foregoing sentence, Tenant shall comply with all applicable laws, rules and regulations pertaining to and governing such use by Tenant, and shall remain liable for all costs of cleanup or removal in connection therewith. Tenant shall supply building management with current Material Safety Data Sheets along with maximum quantities of materials stored on site as and when required by the Lease.

32.

Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, the Building or the office park; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

33.

Tenant shall not take any action which would violate Landlord’s labor contracts affecting the Building or the office park or which would cause any work stoppage, picketing, labor disruption or dispute, or any interference with the business of Landlord or any other tenant or occupant of the Building or with the rights and privileges of any person lawfully in the Building. Tenant shall take any actions necessary to resolve any such work stoppage, picketing; labor disruption, dispute or interference and shall have pickets removed and, at the request of Landlord, immediately terminate at any time any construction work being performed in the Premises giving rise to such labor problems, until such time as Landlord shall have given its written consent for such work to resume.

34.

Tenant shall not install, operate or maintain in the Premises or any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval where typical (unless Tenant shall supply the Landlord with documentation evidencing the safety and capacity of such non U/L approved equipment), or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as reasonably determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefore in the Building. Tenant shall not furnish any cooling or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Landlord’s prior written consent which shall not be unreasonably withheld.

35.

All vendors to be contracted by the Tenant must comply with insurance requirements if deemed appropriate by building management. (See insurance requirements, below.) If Tenant ceases to lease 100% of the Premises initially leased under the Lease, Construction vendors must comply with Construction Rules, see attached. Contractor and contractor’s sub-contractors must check in with building management, 978-815-4722 or 617-875-5441 upon each daily arrival to the building.

36.

For daily maintenance service calls, or general tenant requests, questions, or concerns please contact the Tenant Services Coordinator, Kate Somers, at: (781) 272-4212. Alternatively, tenants may use the web based service request system. Please contact building management for specific instructions and to receive a tenant specific password.

37.

Tenants shall adhere to and familiarize their employees with building safety and evacuation plans as furnished and modified by the Property Manager. In the event of any building/site-related Emergency, please contact the Tenant Services Coordinator (781)-272-4212. or the Emergency line at (617)-451-1300 x265.

38.

The Contractor shall purchase from and maintain in a company lawfully authorized to do business in the Commonwealth of Massachusetts insurance for protection from claims under workers’ or workmen’s compensation acts and other employee benefit acts which are applicable, claims for damages because of bodily injury, including death, and from claims for damages, other than to the work itself, to property which may arise out of or result from the Contractors operations, whether such operations be by the Contractor or by a Subcontractor or anyone directly or indirectly employed by any of them. This insurance shall be of the types and within minimum limits or liability as follows: Worker’s Compensation $500,000, Comprehensive General Liability $1,000,000 per occurrence, $2,000,000 aggregate. Automobile liability insurance on any vehicle used by Contractor in the performance of the services specified herein with combined single limit coverage of not less than $1,000,000. Please contact Tenant Services Coordinator 617-451-2660 for landlord additional insured entities which must be named on each certificate of insurance. Certificates of such insurance shall be filed with the Management Company prior to the commencement of the Work.

Tenant shall maintain insurance coverage as required in the lease. Please contact Tenant Services Coordinator (781)-272-4212 for landlord additional insured entities which must be named on each certificate of insurance.

39.

*Access to certain Electric Room and Janitors’ Closets may be restricted. During normal business hours, access to these areas may be arranged by contacting the Tenant Service Coordinator (see “Work Orders & Service Requests”, below). After hours access to these areas is available by prior arrangement. Please note: these rooms are not to be used for storage of any items, and any items found stored in these rooms will be disposed of at a cost to the responsible tenant.

40.	Cleaning of the Premises is performed strictly in accordance with requirements outlined in each respective lease.

41.	Tenants shall not store or keep flammable fluids or solvents in their leased premises unless permitted by their lease. Please see item #30.

42.

4-18 Crosby Drive parking is only for those tenants who have parking privileges in their lease. Additional surface parking spaces may be available from time to time on a TAW basis. Please check with the management office for availability. Tenants and their visitors shall obey all parking regulations.

43.	Bicycles and other vehicles are not permitted inside or to be parked on the walkways outside the Building. Bicycle parking is available at the bicycle racks.

44.

*Tenant shall carry out Tenant’s permitted maintenance repairs, alterations and improvements in the Premises only during reasonable times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

45.	Tenant shall inform its employees and visitors of the laws and ordinances of the Town/City of Bedford relating to prohibition of smoking. No smoking will be allowed anywhere inside the building.

46.	NO natural holiday decorations (trees, wreaths, evergreens decorations, etc.) are allowed within the building. All such items are categorized by the Bedford Fire Department as fire hazards.

47.	Normal Business Hours are Monday through Friday between the hours of 7:00 a.m. and 7:00 p.m., holidays excluded.

48.	*Outside normal business hours the building will be locked. In order to gain access to the building, tenants will be required to use their building access cards.

49.	Access Cards for the fitness center may be requested from Kate Somers, Tenant Service Coordinator, in writing, on company letterhead, by fax or electronically, as follows:

•	By FAX:
•	By E-Mail:

617-451-3604

ksomers@thedaviscompanies.com

Each request for an Access Card must be submitted by authorized tenant-representatives and must provide, at a minimum, the following information:

•	The full name(s) of the individual(s) for whom access is being requested;
•	The specific building/door(s) for which access is being requested;
•	The make(s), model(s) and license plate(s) state and number for any vehicle(s) each applicant may park at the building;
•	The full name and signature of the authorized individual requesting the Access Card(s).

50.	*The building has a loading area which is available for tenant use.

a.

Operational Hours 7:00a.m. through 5:00p.m. Monday through Friday and 7:00a.m. for deliveries and removals. Use of the loading dock outside these hours can be arranged at tenant cost for building personnel to open and secure the loading dock as necessary.

b.

Requests for Loading must be pre-scheduled, 48 hours in advance, through the Property Management Office. Use of the Loading Area for staging deliveries, which might conflict with other scheduled deliveries, will not be permitted.

c.

Any shipping, packing, staging, rigging, building protection materials generated as part of a delivery must be cleaned-up and removed by the delivery company or by the tenant responsible for receiving the delivery, otherwise such tenant will be charged with the associated disposal costs.

51.

Handicapped Parking Spaces are for those who need them and have the appropriate license plates or vehicle identification. Any abuse of handicapped parking spaces may be reported directly to The Property Management Office.

52.	Visitor parking is allowed only for visitors of specific tenants.

CONSTRUCTION RULES

(Revised 5/20/14)

Section I

BUILDING STANDARDS

These guidelines provide the standards to be followed for any construction in the building. Also listed are the responsibilities of both the Contractor and the Tenant for construction of leased premises. Questions and comments are invited. Please address them to Landlord:

c/o The Davis Companies

Attn: Jason Biedrzycki

Senior Property Manager

125 High Street 21st Floor

Boston, MA 02110

Or Contact

(617) 451-1300

Assistant Property Mgr. Ron Dorazio

617-875-5441

GENERAL

Contractor understands the building and the office park are occupied by tenants and will use best efforts to not interrupt the work of others or create an unpleasant situation for current occupants. Disruption of tenant’s production process will result in substantial claims against the contractor. Contractor shall not store supplies or equipment in public area or common areas and shall leave all public/common areas clean each night. Primary construction access shall be through the east entry.

In addition, contractor will clean common areas and driveway/pavement areas of any material that is tracked onto common areas and pavement from its operation and use best efforts to keep dust down. Contractor will coordinate its work within tenant spaces to minimize disruption and will seek property manager’s approval of methods for this work.

Contractor acknowledges and understands that he will be working around existing tenants and new tenant equipment, inventory and personnel and will take every precaution to prevent injury and/or claim.

Contractors must provide all of their own equipment, tools, phones, etc. Building equipment is not available to the contractors.

Contractor and Contractor’s sub-Contractors must check in with building management, Ron: 617-875-5441 or Doug: 617-592-0719 upon each daily arrival to the building.

PLANS

All plans are subject to prior approval by building management. Contractor shall provide building management with copies of all construction plans as approved by the Town of Bedford along with copies of all as-built drawings.

BUSINESS HOURS

General Business Hours for the building are Monday through Friday 8AM to 5PM.

DISTURBANCE

Work shall be scheduled so as not to disturb surrounding tenants in any way. Knowingly offensive work such as coring, oil painting, polymix, sawing, or any operation which can cause noise or odor disturbances to other tenants shall be conducted during non-business hours.

Demolition shall be conducted during non-business hours only. Demolition debris is to be placed in hampers and covered during transport from the work area to the disposal area and removed from the premises during non-business hours only.

*Common area work shall be conducted during non-business hours.

Contractor shall at all times minimize noise or activities which may be disturbing to residential neighbors, i.e. trucking activities, light testing, alarm testing, etc.

Radios are not allowed.

Smoking is not permitted anywhere inside the building.

ELEVATORS

Contractor shall not exceed elevator loading limits and will be held responsible for any repairs necessitated due to overloading.

At all times, building elevator pads must be used by construction personnel to protect the elevators. Building Management shall be notified 24 hours in advance of intended use of elevators for construction purposes. Extended use of the elevator for construction purposes shall not be allowed during business hours.

*TRASH AND DEBRIS

Removal of trash and debris shall be conducted during non-business hours. Placement of dumpsters is to be arranged with building management. The building dumpsters are not available for construction use or for the disposal of Hazardous Substances.

*DELIVERIES

Delivery of any bulk stock or materials is to be scheduled with building management 24 hours in advance. In most cases, bulk stock deliveries will be permitted only during non-business hours. Delivery vehicles which do not fit into the loading zone, i.e. tractor trailers, large flat beds, etc., are not permitted in the parking lot during business hours.

FIRE ALARM AND SPRINKLER

The building is sprinkler-ready in compliance with the Massachusetts State Building code. Alterations to the existing sprinkler system or changing of head placement requires Landlord approval. All work must comply with the State Building Code as required.

The building(s) are equipped with multi-zone smoke detection and fire alarm systems. Capacity will be provided to our audible fire alarm system and connection points per floor for code required devices. The electrical contractor must coordinate final tie-in with the building alarm company and the Management Office. A 48-hour advance notice is required. The Tenant is responsible for any costs incurred, such as Fire Alarm/Sprinkler system impairments and any required site staff overtime.

A copy of the Contractor’s Certificate of Insurance and Sprinkler Permit must be in the Management Office prior to the start of any construction.

PARKING

All construction related vehicles shall be parked as directed by building management. Vehicles in violation are subject to tow at the vehicle owner’s expense.

INSURANCE

The Contractor shall purchase from and maintain in a company lawfully authorized to do business in the Commonwealth of Massachusetts insurance for protection from claims under workers’ or workmen’s compensation acts and other employee benefit acts which are applicable, claims for damages because of bodily injury, including death, and from claims for damages, other than to the work itself, to property which may arise out of or result from the Contractors operations, whether such operations be by the Contractor or by a Subcontractor or anyone directly or indirectly employed by any of them.

Contractor agrees to carry, at Contractor’s sole expense, the following insurance coverage:

A.	Workers Compensation Insurance in the statutory amount and employer’s liability coverage in an amount of at least Five Hundred Thousand Dollars ($500,000).

B.

Automobile liability insurance on any vehicle used by Contractor in the performance of the services specified herein with combined single limit coverage of not less than One Million Dollars ($1,000,000).

C.

Comprehensive general liability insurance with combined single limit coverage of not less than One Million Dollars ($1,000,000) per occurrence, $2,000,000 aggregate. Said coverage shall include provisions for blanket contractual liability, personal injury and broad form property damage.

D.	All-Risk property insurance coverage for tools and equipment brought onto and/or used at the Property, the amount of which is equal to the replacement costs of all such tools and equipment.

The insurance described above shall be in the name of Contractor; provided, however, general liability policy shall name as additional insureds the following parties:

4-18 Crosby Drive, Bedford MA:

Additional Insureds:

Santander Bank, N.A.

DIV Bedford, LLC

Davis Management Company, LLC

Certificate Holder:

DIV Bedford, LLC

c/o The Davis Companies

125 High Street 21st floor

Boston, MA 02110

Certificates of such insurance shall be filed with the Management Company prior to the commencement of the Work.

CLEANING

The construction contractor is responsible for doing his/her part to keep common areas clean at all times. Any extra cleaning that may be necessary due to construction contractor’s negligence will be performed by building cleaners at construction contractor’s expense.

SCHEDULING

Building management shall be kept informed of job schedule and changes.

HVAC

Construction contractor shall be responsible for the replacement of filters and the proper cleaning of all coils, drains, and pans on all HVAC equipment affected by construction. Ultra Services Inc 978-667-8800, the building HVAC contractor, shall be consulted on all planned HVAC modifications.

SUBCONTRACTORS

General Contractor represents that all subcontractors will perform in accordance with these building rules. The general contractor must provide building management with a contact list of all subcontractors with contact name, phone number, and pager number.

Section II

RULES FOR TENANT CONTRACTORS

The following additional rules have been established as an effective mechanism to enable contractors and Tenants to work freely with minimum conflict.

This is private property and access is by permission only. Permission to enter will be granted to each Tenant Contractor and its employees who are entering for the purpose of performing work in the building. Access for any other reason will not be permitted.

1.	Each General Contractor or Contractor is required to submit a contact list including emergency contact numbers (pager/cell phone) of all sub contractors who will be working on site.

2.	FIRE IMPAIRMENT & HOT WORKS REQUIREMENTS:

All FIRE ALARM IMPAIRMENTS and/or ALARM DEACTIVATIONS must be coordinated through the Property Manager. The General Contractor is required to obtain a smoke detector bagging permit from the local Fire Department, or have the fire alarm plugged out on a daily basis. The costs for the alarm plug outs or bagging permit are the contractor’s responsibility. Any costs resulting from false alarms (Fire Department) will be the responsibility of the Tenant and the Tenant’s Contractor. The Tenant shall be responsible for managing the Contractor(s) who are performing its construction/renovations.

HOT WORKS requests and BURN PERMIT letter(s) need to be obtained and approved through the Property Management Office. All Fire Watches required by the Bedford Fire Department will be at the Tenant/Contractor’s cost.

3.

Electrical power will originate from the tenant meter/panel located in the electrical rooms. Any temporary 120 volt service must originate from one of these locations and be removed as soon as the Tenant panel is installed. A prorated cost will be back charged to the Tenant for temporary electrical power provided for their construction use, which is supplied by base building meters/panels.

4.

Contractors can only utilize the area designated by their contract for storage of materials and work. No materials are to be left in the common areas of the building including but not limited to hallways, elevator landings, stairways, janitor/storage closets, electrical closets, or any parking spaces (interior or exterior). Any material found in these locations without prior approval will become the sole property of the Management Company.

5.	Water for construction and cleaning tools is available in the janitor closets. These closets are kept locked. These closets are not to be used for the disposal of paint or plaster.

6.	Any fire alarm disconnects must be coordinated with the Management Office.

7.

All contractor personnel and materials must enter the building through the Rear Entry and loading dock only. There is no transportation of materials, or tools, in the passenger elevators without protecting ALL SURFACES. Scheduling the use of an elevator during specified times: Non-business or Light Traffic Periods. Materials must be of a length or cut to a length that will not strike ceilings or wall surfaces, and any damage caused to any elevator surface will result in repair or replacement cost being the responsibility of that vendor and tenant. Contractors are not to use any alarmed side doors for egress exits. Rubber wheels will be required on all carts and dollies used.

8.

It is the Contractor’s responsibility to discard all debris and trash into a container which the contractor or tenant supplies. There will be no disposal into building trash compactors or containers. Any additional cleaning of common areas which is generated by the contractor during construction/renovations will be billed back to the Tenant.

9.	All phone and electrical wiring must be in conduit.

10.	It is the responsibility of the Tenant and contractor to minimize the amount of debris/odor which emits from the space.

11.	Fire stopping will be provided by general contractor for electrical, plumbing, etc.

12.	Appropriate temporary protection and donage must be in place prior to any placement of crane out riggers. All delivery trucks or cranes must be of approved weight.

Section III

TENANT FINISH PROCEDURE

CONSTRUCTION

The following is the suggested procedure as you prepare to complete the construction of a leased space:

1.

Tours are available for architects/contractors to familiarize themselves with existing conditions. These are conducted with the Property Manager through an appointment with him, (617) 451-1300 or (617) 875-5441

2.	Submit plans and specifications to the Management Office for verification. The plans and specification are to be in the following form:

A.	Architectural Drawings

1.	Floor plan indicating any proposed demolition

2.	Floor plans indicating partition construction and location

3.	Reflected ceiling plans indicating any suspended ceiling or other equipment

4.	Interior elevation and exterior walls

5.	All built-in equipment, casework, counters, shelving, etc.

6.	All stairs and corridors adjacent to showrooms must be clearly delineated

7.	All architectural drawings shall be stamped by a Massachusetts Registered Architect.

B.	Electrical Drawings

1.	Complete electrical drawings, floor plans and specifications

2.	Complete schedules of panel board circulating and final load breakdown

3.	Provisions for special electrical equipment (i.e., copiers, computers, telephone systems, etc.)

4.	Properly stamped drawings by a Massachusetts Licensed Electrical Engineer

C.	HVAC Drawings

1.	Completed HVAC drawings and specifications

2.	Proposed connection to building services

3.	Cooling and heating load calculations, including equipment requiring special HVAC provisions (i.e., computer)

4.	Property stamped drawings by a Massachusetts Licensed Mechanical Engineer

D.	Fire Protection Drawings

1.	Drawings and specifications must show alarm speakers, pull stations, and sprinkler systems

2.	Drawings must clearly delineate all changes the Tenant wishes to make to location, extent and number of heads and run outs

3.	Insurance test certificates must be provided for any sprinkler work

4.	Drawings shall include all requirements of local authorities including engineered hydraulic calculations as necessary.

It is suggested that the General Contractor set up an informal meeting with the local Inspectional Services Department for the property involved.

The Landlord will not serve as an interpreter of the Codes. The Tenant plans must comply with Code as interpreted/implemented by the State and local (city/town) requirements. All wood must comply with the fire retardant treatment prescribed in the Code.

The following must be furnished to the Property Manager prior to commencement of construction by your contractor:

1.	Copy of Building Permit issued

2.	Copy of completed stamped mechanical plans

3.	Certificate of Insurance naming as additional insured: contact Property manager for listing of additional insureds

4.	Copy of Contractor License

5.	Schedule of work hours

6.	Material safety date sheets for all products including but not limited to adhesives, cleaners, paints, oils and items related to HVAC equipment.

7.	Sign off by the property manager is required before work commences.

Once the job is completed, the following is to be furnished to the Property Manager:

1.	Copy of the Certificate of Occupancy

2.	Completed “as built” drawings

BUILDING MANAGEMENT

Davis Management Co

Senior Property Manager: Jason Biedrzycki

Office: (617) 451-1300

Cell: (603) 320-7594

Assistant Property Manager: Ron Dorazio

Cell: (617) 875-5441

Chief Engineer: Doug Moulton

Cell: (617) 592-0719

Tenant Acknowledged by:	Date:

Contractor Acknowledged by:	Date:

EXHIBIT 7.6.1.1

XCHANGE AT BEDFORD

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE

FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Property Name:

Property Address:

Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.

1.0	PROCESS INFORMATION

Describe planned use, and include brief description of manufacturing processes employed.

2.0	HAZARDOUS MATERIALS

Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1 Are any of the following materials handled on the Property?	Yes No

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

Explosives	Fuels	Oils
Solvents	Oxidizers	Organics/Inorganics
Acids	Bases	Pesticides
Gases	PCBs	Radioactive Materials
Other (please specify)

2-2.

If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

2-3.	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0	HAZARDOUS WASTES

Are hazardous wastes generated?                                                                                                                                                        Yes  No

If yes, continue with the next question. If not, skip this section and go to Section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?

Hazardous wastes	Industrial Wastewater
Waste oils	PCBs
Air emissions	Sludges
Regulated Wastes	Other (please specify)

3-2.	List and quantify the materials identified in Question 3-1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

3-3.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3-4.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? Yes No

3-5.	If so, please describe.

4.0	USTS/ASTS

4.1

Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?     Yes     No

If not, continue with Section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc.)	Associated Leak Detection / Spill Prevention Measures*

*Note:	The following are examples of leak detection / spill prevention measures:

Integrity testing	Inventory reconciliation	Leak detection system
Overfill spill protection	Secondary containment	Cathodic protection

4-2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4-3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies?	Yes No
If so, please attach a copy of the required permits.

4-4.

If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4-5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?	Yes No

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4-6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?	Yes No

For new tenants, are installations of this type required for the planned operations?

Yes  No

If yes to either question, please describe.

5.0	ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0	REGULATORY

6-1.	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit? Yes No

If so, please attach a copy of this permit.

6-2.	Has a Hazardous Materials Business Plan been developed for the site? Yes No

If so, please attach a copy.

CERTIFICATION

Lessee understands that Lessor will rely on the completeness and accuracy of these answers in assessing any environmental liability risks associated with the property.

KALEIDO BIOSCIENCES, INC.

By:

Name:

Title:

Date:

Telephone:

EXHIBIT 8.5

SURRENDER OBLIGATION SPECIFICATIONS

Communications Equipment

a.	Tenant shall not be obligated to remove any office voice and data cabling, to include patch panels in the server room and phone closet.

b.	Tenant shall remove all voice and data switches, network appliances, wireless access points, computers and servers.

HVAC System, Fans and Air Processing Equipment

a.	Tenant shall not remove the HVAC System, Fans and Air Processing Equipment.

b.	Tenant shall not remove the rooftop heaters and air conditioners provided for and managed by Landlord.

c.	Tenant shall not remove the two Strobic fan units

d.	Tenant shall not remove Split systems and Ductless units in the labs.

e.	Tenant shall not remove the gas-fired boilers.

f.	Tenant shall not remove the two Water Heaters in the Main Mechanical Room

g.	Tenant shall not remove the Building Automation System.

Miscellaneous Equipment

a.	Tenant shall not remove the central Glasswash.

b.	Tenant shall not remove the Autoclave system.

c.	Tenant shall not remove pH Neutralization System.

d.	Tenant shall not remove the Casework & Fume Hoods.

e.	Tenant shall not remove the Compressed Air System.

f.	Tenant shall not remove the Vacuum System.

With respect to any of the items set forth above that Tenant “shall remove,” Landlord, at its election, may provide Tenant written notice no later than thirty (30) days’ prior to the Expiration Date that Landlord has changed its designation of the disposition of such items and, therefore, Tenant “shall not remove” such items.

EXHIBIT 14.1

FORM OF SNDA

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement made on                     , 2017, by and among Landlord, Tenant and Lender, all as hereinafter defined;

W I T N E S S E T H:

IN CONSIDERATION OF TEN AND NO/100 ($10.00) DOLLARS and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Landlord, Tenant and Lender hereby covenant and agree as follows:

1.     For purposes of this Agreement the following terms shall be defined as set forth below:

A.    Assignment of Leases: That certain Assignment of Leases and Rents affecting Landlord’s interest in the Lease executed by Landlord in favor of Lender and recorded in the Middlesex South District Registry of Deeds (the “Registry”) in Book 59113, Page 426 and filed with the Middlesex South Registry District of the Land Court (the “Registry District”) as Document No. 01601091.

B.    Mortgage: That certain Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing to be executed by Landlord in favor of Lender, conveying Landlord’s interest in the Property to Lender and recorded in the Registry in Book 59113, Page 397 and filed with the Registry District as Document No. 01601090 (included in the term are all amendments, additions and substitutions thereof).

C.    Landlord: DIV Bedford, LLC, a Massachusetts limited liability company.

D.    Lease: That certain Lease by and between Landlord and Tenant dated June     , 2017, affecting a portion of the Property, consisting of the leasable area of the building located at and known as 18 Crosby Drive, Bedford, Massachusetts.

E.    Property: All that tract or parcel of land lying and being in Middlesex County, Massachusetts, as more particularly described on Exhibit “A” attached hereto and made a part hereof.

F.    Tenant: Kaleido BioSciences, Inc. a Delaware corporation

G.    Lender: Santander Bank, N.A., successor in interest to Sovereign Bank, N.A.

H.    Lender’s Address:

2.    Tenant has subordinated and does hereby subordinate all of its rights in and to the Property and in and to the Lease (including any options to purchase) to the lien of the following: (i) the Mortgage; (ii) any, and all renewals, substitutions, extensions, modifications, replacements or amendments of the Mortgage; (iii) all loan documents executed in connection with the Mortgage including, without limitation, the Assignment of Leases; and (iv) all indebtedness secured by the Mortgage and all advances made pursuant thereto prior to or after the date hereof. Notwithstanding anything to the contrary contained herein or in the Lease, any interest of Tenant in any right of first refusal contained in the Lease shall not be binding upon Lender at a foreclosure sale of the Property, upon any purchaser at a foreclosure sale of the Property or upon a transfer of the Property by Lender by deed in lieu of foreclosure.

3.    Tenant shall give written notice to Lender (at its address set forth above) of any default of Landlord under the Lease (at the time and in the same manner it gives said notice to Landlord) and agrees that Lender shall have the time periods set forth in the Lease for cure to cure said Landlord default.

4.    So long as Tenant is not in default under the Lease beyond the expiration of applicable notice and cure periods in the payment of rent or additional rent or in the performance of any of the terms, or conditions of the Lease, Lender covenants and agrees that possession of the demised premises under the Lease and the rights and privileges of Tenant under the Lease shall not be diminished or interfered with by the Lender in the exercise of any of its rights under the Mortgage.

5.    If Lender, its successors or assigns shall succeed to the interest of Landlord under the Lease in any manner, or if any other person or entity shall acquire Landlord’s interest in the Property upon any foreclosure of the Mortgage (Lender, its successors or assigns, or such other person or entity, as the case may be, being hereinafter referred to as “Successor Landlord”), Tenant shall attorn to Successor Landlord upon such succession or foreclosure sale and shall recognize Successor Landlord as the landlord under the Lease, and the Lease shall remain in full force and effect and shall inure to the benefit of Successor Landlord as landlord thereunder. Such attornment shall be effective and self-operative without the execution of any further instrument. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Successor Landlord, any instrument or certificate that may be necessary or appropriate to evidence such attornment. From and after any such attornment, Successor Landlord shall be bound to Tenant under all the terms, covenants and conditions of the Lease, except that Successor Landlord shall not (a) be liable for any act or omission of any prior landlord (including Landlord), except that, so long as Tenant has given notice to Lender pursuant to Section 3 hereof with respect to a default of a prior landlord in the performance of its obligations under the Lease, Successor Landlord shall be bound to perform such obligations; or (b) be subject to any offset or defenses which Tenant might have against any prior landlord (including Landlord), except such offset rights and defenses as are expressly set forth in the Lease with respect to any default by Landlord as to which Tenant had given notice to Lender pursuant to Section 3 hereof, which default remains uncured; or (c) be bound by any rent or additional rent which Tenant might have paid for more than sixty (60) days in advance to any prior landlord (including Landlord); or (d) be bound by any amendment or modification of the Lease made without the consent of Lender.

6.    This Agreement shall bind and inure to the benefit of successors in interest of the parties hereto.

7.    This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

[signature page follows]

IN WITNESS WHEREOF, the undersigned Tenant has hereunto caused this Agreement to be executed by its duly authorized corporate officials and its corporate seal to be affixed hereto as of the day and year first above written.

TENANT:
KALEIDO BIOSCIENCES, INC.,
a Delaware corporation By:
Name:
Its:

COMMONWEALTH OF MASSACHUSETTS

                                     , ss.

On this      day of June, 2017, before me, the undersigned notary public, personally appeared                              proved to me through satisfactory evidence of identification, which was                             , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purposes as said                              of the                             .

                             , Notary Public

My commission expires:

(SNDA)

LANDLORD:

DIV BEDFORD, LLC, a Massachusetts limited liability company

By:
Name:
Its:

STATE OF/COMMONWEALTH OF

                                                 , ss.

On this              day of June, 2017, before me, the undersigned notary public, personally appeared                                  proved to me through satisfactory evidence of identification, which was                                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purposes as said                                      of the                                     .

                                         , Notary Public

My commission expires:

(SNDA)

LENDER:

SANTANDER BANK, N.A.

By:
Name:
Its:

STATE OF/COMMONWEALTH OF

                                 , ss.

On this      day of June, 2017, before me, the undersigned notary public, personally appeared                                  proved to me through satisfactory evidence of identification, which was                                 , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purposes as said                                  of Santander Bank, N.A.

                             , Notary Public

My commission expires:

(SNDA)

EXHIBIT 14.4

FORM OF ESTOPPEL

Form of Tenant Estoppel Certificate

The undersigned (“Tenant”) hereby certifies to                      and                      (collectively, the “Recipients”), as of the date hereof, as follows:

1. Lease. Tenant is the current tenant under that certain Lease dated                             , 20     (the “Original Lease”) by and between                                      (“Landlord”) and Tenant, pursuant to which Tenant leases approximately              square feet (the “Premises”) in the building located at                              (the “Building”).

2. No Modifications. The Original Lease has not been modified, changed, altered, supplemented, amended or terminated in any respect, except as indicated below (if none, please state “none”; the Original Lease, as modified, changed, altered, supplemented or amended as indicated below, is referred to collectively as the “Lease”):

3. Copy. A true, correct and complete copy of the Lease is attached hereto.

4. Validity. The Lease represents the valid and binding obligation of Tenant in accordance with its terms and is in full force and effect on the date hereof. The Lease represents the entire agreement and understanding between Landlord and Tenant with respect to the Premises, the Building and the land on which the Building is situated. Except as expressly set forth in the Lease, Tenant has no right under the Lease to terminate all or any portion of the Lease.

5. No Concessions. Except as set forth in the Lease, Tenant is not entitled to, and has made no agreement with Landlord or its agents or employees concerning, free rent, partial rent, rebate of rent payments, credit or offset or reduction in rent, or any other type of rental concession including, without limitation, lease support payments, lease buy-outs, or assumption of any leasing or occupancy agreements of Tenant.

6. Term. Except for                                                              , all conditions precedent to the commencement of the initial term of the Lease have been fully satisfied or waived. The initial term of the Lease began on                     , 20    . The expiration date of the present term of the Lease, excluding unexercised renewal terms, is                     , 20    , or, if the commencement date has not yet been set,          months after the commencement date. [IF TRUE: The commencement date has occurred and Tenant has accepted possession of and currently occupies the Premises. Tenant has not sublet all or any portion of the Premises to any sublessee, has not assigned, transferred, mortgaged, hypothecated or otherwise encumbered any of its rights or interests under the Lease and has not entered into any license or concession agreements with respect thereto, except for the following in accordance with the Lease:                                                              .

7.    Options. Except as set forth in the Lease, Tenant has no outstanding options or rights to renew or extend the term of the Lease, or expansion options, or cancellation options, rights of first refusal, or rights of first offer to lease other space within the Building. Tenant has no outstanding options, rights of first refusal or rights of first offer to purchase the Premises or any part thereof or all or any part of the Building and/or the land on which the Building is situated.

8.    Rents. The obligation to pay rent began (or begins) on                                 , 20         . The current monthly base rent payable under the Leases is $                            . The monthly base rental payment (excluding pass through charges) has been paid through the month of                             ,                 . Tenant is also obligated to pay its proportionate share of ad valorem taxes, insurance and operating expenses on the Building, to the extent provided in the Lease. Tenant’s estimated share of ad valorem taxes, insurance and operating expenses on the Building has been paid by Tenant through                                 ,                 . Except for payments of its estimated share of ad valorem taxes, insurance and operating expenses being paid in accordance with the Lease, no rent (excluding security deposits described in Paragraph 9 below) has been paid more than one (1) month in advance of its due date.

9.    Security Deposits. Tenant’s security deposit, if any, which has been previously deposited with Landlord is $                                 (if none, please state “none”). The security deposit                  is, or                  is not, represented by a letter of credit.

10.    No Default. To the best of Tenant’s knowledge, no event has occurred and no condition exists that constitutes, or that with the giving of notice or the lapse of time or both, would constitute, a default by Landlord or, to the best knowledge of Tenant, Tenant under the Lease except                     . To the best knowledge of Tenant, Tenant has no existing claims against Landlord or defenses to the enforcement of the Lease by Landlord and Tenant is not currently entitled to any rent abatements or offsets against the rents owing under the Lease except

11.    Allowances. All required allowances, contributions or payments (whether or not currently due and payable) by Landlord to Tenant on account of Tenant’s tenant improvements have been received by Tenant and all of Tenant’s tenant improvements have been completed in accordance with the terms of the Lease, except as indicated below (if none, please state “none”):

To the best knowledge of Tenant, Tenant’s current use and operation of the Premises complies with all covenants and operating requirements in the Lease.

12.    No Bankruptcy Proceedings. No voluntary actions or, to Tenant’s best knowledge, involuntary actions are pending against Tenant under the bankruptcy, insolvency, or reorganization laws of the United States or any state thereof.

13.    Environmental Matters. Tenant has received no notice by any governmental authority or person claiming a violation of, or requiring compliance with, any federal, state or local statute, ordinance, rule, regulation or other requirement of law, for environmental contamination at the Premises and no hazardous, toxic or polluting substances or wastes have been generated, treated, manufactured, stored, refined, used, handled, transported, released, spilled, disposed of or deposited on, in or under the Premises, except                                 .

14.    Address. The current address for notices to be sent to Tenant under the Lease is set forth below.

15.    Reliance. Tenant acknowledges that the Recipients have or will hereafter acquire an interest in the Landlord or the Property and/or loan money to the Landlord in connection with the Property, and that the Recipients are relying upon this Tenant’s Estoppel Certificate in connection therewith. Tenant further acknowledges that this Tenant’s Estoppel Certificate may be relied upon by, and inures to the benefit of, the Recipients and each of their respective partners, successors and assigns.

16.    Authority. The undersigned is duly authorized to execute this Tenant’s Estoppel Certificate on behalf of Tenant.

17.    Accuracy. The information contained in this Tenant’s Estoppel Certificate is true, correct and complete as of the date below written.

Executed as of the          day of         ,         .

TENANT:

By:
Name:
Title:

Tenant’s Current Address for Notices: